================================================================================


     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 10, 1998


                                                      REGISTRATION NO. 333-51845

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 2

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ---------------------

                     AMERICAN BANK NOTE HOLOGRAPHICS, INC.
             (Exact name of Registrant as specified in its charter)

            DELAWARE                           3398                          13-3317668
(State or other jurisdiction of    (Primary standard industrial            (IRS employer
 incorporation or organization)    classification code number)         identification number)

                             ---------------------

                            399 EXECUTIVE BOULEVARD
                            ELMSFORD, NEW YORK 10523
                                 (914) 592-2355
  (Address, including zip code, and telephone number, including area code, of
                    Registrant's principal executive office)

                                MORRIS WEISSMAN
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                     AMERICAN BANK NOTE HOLOGRAPHICS, INC.
                            399 EXECUTIVE BOULEVARD
                            ELMSFORD, NEW YORK 10523
                                 (914) 592-2355
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ---------------------

                                   COPIES TO:

           WILLIAM F. SCHWITTER, ESQ.                       KENNETH R. BLACKMAN, ESQ.
     PAUL, HASTINGS, JANOFSKY & WALKER LLP           FRIED, FRANK, HARRIS, SHRIVER & JACOBSON
                399 PARK AVENUE                                 ONE NEW YORK PLAZA
            NEW YORK, NEW YORK 10022                         NEW YORK, NEW YORK 10004
                 (212) 318-6000                                   (212) 859-8000

                             ---------------------

    APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                   SUBJECT TO COMPLETION, DATED JUNE 10, 1998


                               13,636,000 SHARES

                               AM. BANKNOTE LOGO
                     AMERICAN BANK NOTE HOLOGRAPHICS, INC.

                                  COMMON STOCK

     All of the shares of the Common Stock of American Bank Note Holographics, Inc. ("ABNH" or the "Company") being offered hereby (the "Offering") are being sold by American Banknote Corporation ("ABN" or the "Parent"). The Company will not receive any of the proceeds from the sale of Common Stock being sold by the Parent. Prior to the Offering, the Company has been a wholly-owned subsidiary of the Parent. After the Offering, the Parent will not own any of the Common Stock. See "Description of Capital Stock."


     Prior to the Offering, there has been no public market for the Common Stock. It is anticipated that the initial public offering price will be between $10.00 and $12.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Common Stock is expected to be approved for listing on the New York Stock Exchange under the symbol "ABH."



     SEE "RISK FACTORS" COMMENCING ON PAGE 5 FOR A DISCUSSION OF MATERIAL RISKS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS OF THE COMMON STOCK OFFERED HEREBY.

                             ---------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

==========================================================================================================
                                                    Price            Underwriting          Proceeds to
                                                  to Public           Discount(1)           Parent(2)
----------------------------------------------------------------------------------------------------------
Per Share..................................           $                    $                    $
----------------------------------------------------------------------------------------------------------
Total(3)...................................           $                    $                    $
==========================================================================================================

(1) See "Underwriting" for information concerning indemnification of the Underwriters and other matters.

(2) Before deducting expenses payable by the Parent estimated at $900,000.


(3) The Company has granted the Underwriters a 30-day option to purchase up to an additional 2,045,400 additional shares of Common Stock solely to cover over-allotments, if any. If the Underwriters exercise the option in full, the total Price to Public, Underwriting Discount and Proceeds to Parent will
    be $           , $           and $           , respectively, and the
    Proceeds to the Company will be $           per share and $           in
    total. See "Underwriting."


    The shares of Common Stock are offered by the Underwriters named herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the certificates representing such shares will be made against payment therefor at the offices of
NationsBanc Montgomery Securities LLC, on or about           , 1998.

                             ---------------------
NationsBanc Montgomery Securities LLC
                      Lazard Freres & Co. LLC
                                      Raymond James & Associates, Inc.
                                                    Salomon Smith Barney
                                             , 1998

                    AMERICAN BANK NOTE HOLOGRAPHICS' CLIENTS


                                     [ART]

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING PURCHASES OF THE COMMON STOCK TO STABILIZE ITS MARKET PRICE, PURCHASES OF THE COMMON STOCK TO COVER SOME OR ALL OF A SHORT POSITION IN THE COMMON STOCK MAINTAINED BY THE UNDERWRITERS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     The Company is not currently a reporting company under the Securities Exchange Act of 1934, as amended. Following this Offering, the Company intends to furnish its shareholders with annual reports containing financial statements audited by its independent auditors and make available to them quarterly reports containing unaudited financial statements for each of the first three quarters of each fiscal year.
                             ---------------------


     Unless stated otherwise, the holography market data included herein are based on the study prepared by Reconnaissance International and the University of Colorado. Market share data for the credit card industry included herein are based on the Nilson report, a payment system industry newsletter (the "Nilson Report"). This information has not been prepared or verified by the Company or the Parent.


     HOLOGARD(TM) is a trademark of the Company. All rights are reserved. This Prospectus includes trade names, trademarks and references to intellectual property owned by other companies, including Bacardi(TM), Chivas Regal(TM), Diners Club(TM), Discover(TM), Eli Lilly(TM), Entertainment Weekly(TM), IBM(TM), Intel(TM), Kelloggs(TM), Lotus(TM), MasterCard(TM), Merck(TM), National Geographic(TM), Playboy(TM), Skybox International(TM), Sony(TM), Sports Illustrated(TM), TitanSports(TM) and VISA(TM).

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information, including "Risk Factors," and the financial statements and notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, the information contained in this Prospectus assumes that the Underwriters' over-allotment option is not exercised. Unless otherwise indicated, all share and per share amounts appearing in this Prospectus reflect the Company's 1,363.6 for one Common Stock split, to be effected immediately prior to the consummation of the Offering. As used herein, the term "Common Stock" refers to the Company's common stock, par value $.01 per share.

     This Prospectus contains statements which constitute "forward-looking statements." Such statements appear in a number of places in this Prospectus and include statements regarding the intent, belief or current expectations of the Company, its directors or its officers primarily with respect to the future operating performance of the Company. Prospective purchasers of Common Stock are cautioned that any such forward-looking statements are not guarantees of future performance and may involve risks and uncertainties, and that actual results may differ from those in the forward-looking statements as a result of various factors, many of which are beyond the control of the Company. Important factors that could cause such differences include general economic and business conditions, customer demand and ordering patterns, the time and expense required for research and development of new products, the availability and cost of materials, actions of competitors, changes in the Company's business strategy and other factors discussed under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                  THE COMPANY


     American Bank Note Holographics, Inc. ("ABNH" or the "Company") is a world leader in the origination, production and marketing of mass-produced secure holograms, based on its significant market share. The Company's holograms are used primarily for security applications such as counterfeiting protection for credit and other transaction cards, identification cards and documents of value, as well as for tamper resistance and authentication of high-value consumer and industrial products. ABNH's ability to control the diffraction of light ("origination") using proprietary processes in a secure, controlled manufacturing environment has enabled ABNH to become a market leader in security holography. ABNH's proprietary products are used by over 125 customers in more than 25 countries. Customers include VISA, IBM, Intel, Merck and Eli Lilly, as well as agencies of the United States government and the Chinese government. Moreover, at present ABNH is the sole supplier of holograms to certain customers including MasterCard, Discover, Europay and Diners Club. Based on a study of the holography industry by Reconnaissance International and the University of Colorado (the "Study"), management estimates that, in 1997, sales in the security sector of the holography market were approximately $380 million and represented approximately 62% of total worldwide holography market sales. Also based on the Study, management believes that ABNH has the largest worldwide market share in the security sector, with approximately 8%. The Company also competes selectively in the market for non-secure holograms used in packaging and promotional applications, including magazine illustrations, trading cards, promotions, advertising and specialized packaging. In 1997, the Company derived 95% of its sales from security applications and 5% from packaging and promotional applications.



     The Company attributes its leading position in the security sector of the holography industry to a number of competitive strengths. ABNH was the first holography company to produce holograms for credit cards and has developed relationships with MasterCard, VISA, Europay, Discover and Diners Club. Based on the Study, management estimates that the Company has a 75% share of the worldwide market for credit card holograms. The Company has one of the largest production capacities in the industry and recently became the first holography company to receive International Organization for Standardization ("ISO") 9001 certification (a certification that a business's quality assurance systems for, among other things, the design, development and production of products meet guidelines established by the ISO). The Company has two highly secure, certified production facilities containing a total of 12 origination laboratories, 13 mass replication lines and extensive security and quality control procedures, and expects to add 3 additional replication lines in the second half of 1998. In addition, the Company's emphasis on research and development ("R&D") has enabled the Company to create new technologies and proprietary production processes and to deliver innovative products to the marketplace. Further, the Company holds numerous patents and service marks used in its business.

     The Study estimates that total sales of holography products, including those used for security, packaging, and promotional applications, grew at a compound annual rate of 31.7% per year, from $90 million in 1990 to $617 million in 1997. The Study bases its findings on 114 survey respondents out of 248 companies surveyed worldwide. The Study also estimates that total sales of holography products will grow at a compound annual rate of approximately 25% over the five year period from 1998 through 2002, reaching almost $1.9 billion in sales by the year 2002. According to the Study, the security sector of the holography market, in which ABNH primarily competes, is expected to grow at a compound annual growth rate of approximately 20% over this same time frame. Factors contributing to the growth of the security sector of the holography market include consistent annual growth in the worldwide credit card population; increased use of card-based payment systems as a supplement to checks and cash; the introduction of holograms as security features on paper currency, tax stamps, event tickets and other documents of value; and wider adoption of holograms for tamper resistance and product authentication on high-value consumer and industrial products.

     The Company's objective is to capitalize on its position as a leader in the holography industry in order to increase profitably its market share. The Company's business strategy is comprised of the following six principal components: (i) leverage its leadership position in the security sector of the holography market; (ii) expand ABNH's security products and services for licensed products; (iii) grow through strategic acquisitions; (iv) focus on international expansion; (v) continue the development of holographic technology; and (vi) continue operating improvements.


     The Company currently employs approximately 110 persons, including six salespeople. In addition, the Company has 25 international sales agents. The Company maintains hologram manufacturing facilities in Elmsford, New York and Huntingdon Valley, Pennsylvania, which together provide the Company with redundant mass production capability.



     Upon consummation of the Offering, the Company expects to enter into a $30.0 million credit facility (the "New Credit Facility") consisting of a $10.0 million revolving credit facility for working capital purposes and a $20.0 million facility for the acquisition of companies in related businesses.


     Prior to this Offering, the Company has been a wholly-owned subsidiary of American Banknote Corporation ("ABN" or the "Parent"). Following this Offering, ABN will not own any of the Common Stock. The Company is a Delaware corporation with its principal executive offices located at 399 Executive Boulevard, Elmsford, New York 10523, telephone number (914) 592-2355.

                                  THE OFFERING

Common Stock Offered by the Parent....     13,636,000 shares

Common Stock Outstanding after the
Offering(1)...........................     13,636,000 shares

Use of Proceeds(2)....................     The Company will not receive any of
                                           the proceeds from the sale of Common
                                           Stock by the Parent. Substantially
                                           all of the net proceeds of the
                                           Offering will be used by the Parent
                                           to repay indebtedness. See "Use of
                                           Proceeds."

Dividends.............................     The Company intends to retain
                                           earnings for use in its business and,
                                           accordingly, does not expect to pay
                                           cash dividends in the foreseeable
                                           future.


Proposed New York Stock Exchange
Symbol................................     ABH

---------------

(1) Excludes an aggregate of 1,363,000 shares reserved for issuance under the Company's 1998 Stock Incentive Plan, under which options to acquire 915,000 shares of Common Stock are anticipated to be granted concurrently with the Offering at the initial public offering price. See "Management -- 1998 Stock Incentive Plan." If the Underwriters' over-allotment option were exercised in full, an additional 2,045,400 shares of Common Stock would be offered by the Company, and 15,681,400 shares of Common Stock would be outstanding after the Offering. See "Underwriting" and "Description of Capital Stock."

(2) If the Underwriters' over-allotment option were exercised in full, the Company would receive approximately $20.9 million in net proceeds, which would be used to repay indebtedness, for working capital and other general corporate purposes, including potential acquisitions.


                                  RISK FACTORS

     The Common Stock offered hereby involves a high degree of risk. Prospective purchasers of the Common Stock offered hereby should carefully consider the factors set forth in "Risk Factors," as well as the other information set forth in this Prospectus, before making an investment in the Common Stock.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


     The following table sets forth summary historical financial data as of March 31, 1998 and for each of the three years in the period ended December 31, 1997 and the three months ended March 31, 1997 and 1998 and summary unaudited pro forma condensed Statement of Income data for the year ended December 31, 1997 and the three months ended March 31, 1998. The historical financial data for each of the three years in the period ended December 31, 1997 have been derived from the Company's audited financial statements included elsewhere herein. The historical financial data as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 have been derived from the Company's unaudited condensed financial statements included elsewhere herein, which in the opinion of management include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information. The historical Statement of Income data for the three months ended March 31, 1998 are not necessarily indicative of results that may be expected for the entire year. The unaudited pro forma condensed Statements of Income data for the year ended December 31, 1997 and for the three months ended March 31, 1998 include the historical accounts of the Company and give effect to certain expenses which the Company expects to incur as an independent public company and to certain non-operating income that the Company will forego. The unaudited pro forma condensed Statement of Income data are not intended to represent, and are not indicative of, what the Company's results of operations actually would have been or to project the Company's results of operations for any future period. The following information is qualified by reference to, and should be read in conjunction with, "Capitalization," "Selected Historical and Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's audited financial statements and notes thereto, the unaudited condensed financial statements and notes thereto, and the unaudited pro forma condensed Statements of Income and notes thereto included elsewhere herein.



                                                                                                PRO FORMA
                                                           PRO FORMA                           THREE MONTHS
                                    YEAR ENDED             YEAR ENDED    THREE MONTHS ENDED       ENDED
                                   DECEMBER 31,           DECEMBER 31,        MARCH 31,         MARCH 31,
                            ---------------------------   ------------   -------------------   ------------
                             1995      1996      1997         1997         1997       1998         1998
                            -------   -------   -------   ------------   --------   --------   ------------
STATEMENT OF INCOME DATA:
  Sales...................  $27,865   $28,649   $30,915     $30,915      $ 5,241    $ 7,035      $ 7,035
  Costs and expenses:
     Costs of goods
       sold...............   13,787    15,034    11,912      11,912        2,629      2,438        2,438
     Selling and
       administrative.....    4,576     4,711     6,001       6,631        1,310      1,256        1,414
     Depreciation and
       amortization.......    1,203     1,141     1,136       1,136          293        292          292
                            -------   -------   -------     -------      -------    -------      -------
       Total costs and
          expenses........   19,566    20,886    19,049      19,679        4,232      3,986        4,144
                            -------   -------   -------     -------      -------    -------      -------
  Operating income........    8,299     7,763    11,866      11,236        1,009      3,049        2,891
  Net income..............  $ 5,054   $ 4,820   $ 7,539     $ 6,978      $   657    $ 1,793      $ 1,653
  Net income per share....  $  0.37   $  0.35   $  0.55     $  0.51      $  0.05    $  0.13      $  0.12
  Weighted average shares
     outstanding..........   13,636    13,636    13,636      13,636       13,636     13,636       13,636



                                                                  MARCH 31,
                                                                    1998
                                                                ACTUAL AND AS
                                                                 ADJUSTED(1)
                                                              -----------------
BALANCE SHEET DATA:
  Working capital...........................................    $       9,550
  Total assets..............................................           32,112
  Total debt................................................            4,987
  Stockholders' equity......................................           21,946


---------------

(1) The balance sheet data shown as of March 31, 1998 as adjusted for the Offering will be the same as the actual balance sheet data as of March 31, 1998. See "Capitalization."

                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby involves a high degree of risk. Prospective investors should consider carefully the following risk factors, as well as the other information set forth in this Prospectus, before purchasing the shares of Common Stock offered hereby.

DEPENDENCE ON CERTAIN CUSTOMERS

     The Company is currently dependent on certain credit card companies for a substantial portion of its business, including MasterCard and manufacturers of VISA brand credit cards, which accounted for 44% and 24% of the Company's total sales in 1997, respectively. The Company provides holograms to MasterCard pursuant to an agreement which expires in February 2001, subject to automatic renewal if not terminated by either party. The Company does not have long term purchase contracts with its other card customers and supplies holograms to them pursuant to purchase orders. Currently, the Company is one of two companies authorized to manufacture and sell VISA brand holograms to manufacturers of VISA brand credit cards. If either MasterCard or VISA were to terminate its respective relationship with the Company, there would be a material adverse effect on the Company's business, financial condition or results of operations. See "Business -- Sales and Marketing."

RELIANCE ON KEY PERSONNEL

     The Company's success depends to a significant extent on the continued services of its key executive officers and other senior management personnel. The Company expects to enter into employment agreements with its Chief Executive Officer, President, Vice President -- Operations and Vice President -- Finance. The Company believes that its future success will depend in large part on its ability to attract and retain highly skilled and qualified personnel and to expand, train and manage its employee base. If the Company is unable to retain the services of its key personnel, there could be a material adverse effect on the Company's business, financial condition or results of operations. See "Management -- Employment Agreements."

TECHNOLOGICAL CHANGE AND NEW PRODUCT DEVELOPMENT


     A number of technologically driven processes are involved in creating the Company's products. The creation of the Company's products involves the use of lasers, computers, special foils, embossing equipment, chemicals, tools and dyes. The Company's ability to maintain or improve its competitive position will be dependent on its ability to maintain and develop its technology. In the event that one or more of the Company's competitors develop similar or better materials or processes and the Company were not able similarly to improve its materials and processes, there could be a material adverse effect on the Company's business, financial condition or results of operations. Additionally, a number of the Company's customers pay for research and development in connection with certain projects or orders, which payments represented approximately 65% of the Company's research and development efforts in 1997. If the terms of these arrangements were to change or if, through competition or reduced funding from customers, the Company were forced to increase significantly its expenditures on R&D, there could be a material adverse effect on the Company's business, financial condition or results of operations. See "Business -- Competition" and "-- Research and Development."


FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

     The Company's future operating results are likely to fluctuate substantially from quarter to quarter. The degree of fluctuation will depend on a number of factors, including the timing and level of sales, any change in the pricing of the Company's products and the mix of products sold. Because a significant portion of the Company's business is expected to be derived from orders placed by a limited number of large customers, variations in the timing of such orders could cause significant fluctuations in the Company's operating results. Other factors that may result in fluctuations in operating results include the timing of new product announcements and the introduction of new products and new technologies by the Company or its competitors, delays in research and development of new products, increased research and development expenses, availability and cost of materials from its suppliers and competitive pricing pressures. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Unaudited Quarterly Operating Results."

COMPETITION


     The holography industry is highly competitive, with approximately 50 companies in the security sector. Competition is based on a number of factors, such as technology, price, product quality and customer service. In addition, an increased use of non-holographic methods or devices in place of the Company's products could reduce demand for the Company's products. A number of competitors are larger or are divisions of larger companies, and have greater financial resources, than the Company. Based on the Study, management believes the Company's two largest competitors in the security sector have a market share of approximately 6% and 4%, respectively. Competition in the security sector of the holography market and from non-holographic producers could have a material adverse effect on the Company's business, financial condition or results of operations. See "Business -- Competition."


ABILITY TO CONTINUE SALES GROWTH

     The Study estimates that the holography industry as a whole (including the security, packaging and promotion sectors) has grown significantly from 1991 to 1997. There can be no assurance, however, that the holography industry generally, or the sectors within that industry, including transaction cards, security devices, documents of value, product authentication or other security applications, will continue historical rates of growth. The failure to maintain such growth rates could have a material adverse effect on the Company's business, financial condition or results of operations.

RISKS ASSOCIATED WITH POTENTIAL ACQUISITIONS

     The Company intends to seek to acquire businesses to increase its customer base and manufacturing and distribution capabilities. Such acquisitions would expose the Company to the risks associated with the assimilation of new operations, sites and personnel, the diversion of resources from the Company's existing business and technologies, the inability to generate sales to offset associated acquisition costs, the maintenance of uniform standards, controls and procedures and the impairment of relationships with employees and customers as a result of any integration of new management personnel. The Company's acquisition strategy may also result in the incurrence of additional expense in connection with investigating potential acquisitions, the issuance of dilutive equity securities, the incurrence or assumption of debt and charges for amortization of acquired intangible assets. The Company's failure to address such risks successfully could have a material adverse effect on the Company's business, financial condition or results of operations.

INTELLECTUAL PROPERTY PROTECTION


     The Company utilizes a combination of patents, trade secrets and confidentiality agreements, as well as restricted access and other forms of intellectual property protection, to safeguard certain of its proprietary technology and processes. The Company also holds certain trademarks with respect to certain products and services. There can be no assurance, however, as to the degree of protection offered by any of the Company's patents or as to the likelihood that patents will be issued for any of the Company's pending applications. There also can be no assurance that the Company will be able to maintain the confidentiality of its trade secrets or that its confidentiality agreements will provide meaningful protection of the Company's trade secrets or other proprietary information. See "Business -- Trademarks and Patents."


PRODUCT LIABILITY

     A portion of the Company's business consists of providing tamper-apparent seals to pharmaceutical companies. The nature of such business could expose the Company to product liability claims. Although the Company maintains insurance against such an occurrence, there can be no assurance that such insurance would be available to cover any such claim or available in amounts sufficient to cover all potential liabilities. As a result, product liability claims could have a material adverse effect on the Company's business, financial condition or results of operations.

EXPORT SALES

     In 1997, 18% of the Company's sales were derived from customers outside the United States. International sales are subject to risks, including United States and international regulatory requirements and policy changes, political and economic instability, difficulties in accounts receivable collection, currency fluctuation, tariffs and other barriers, difficulty in attracting, retaining and managing international representatives and potentially adverse tax consequences. There can be no assurance that any of these factors will not have a material adverse effect on the Company's business, financial condition or results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- ABNH Strategy."

ENVIRONMENTAL REGULATION

     The Company's operations are subject to federal, state and local environmental laws and regulations. The Company believes that it is currently in material compliance with applicable laws and regulations. To the extent future laws and regulations are adopted or interpretations of existing laws and regulations change, new requirements may be imposed on the Company's future activities or may create liability retroactively. Failure to comply with applicable rules and regulations could subject the Company to monetary damages and injunctive action, which could have a material adverse effect on the Company's business, financial condition or results of operations.

IMMEDIATE AND SUBSTANTIAL DILUTION; ABSENCE OF DIVIDENDS

     The initial public offering price per share of the Common Stock will exceed the net tangible book value per share of Common Stock. Accordingly, the purchasers of the Common Stock offered hereby will experience immediate and substantial dilution in their investment. See "Dilution." The Company intends to retain all earnings, if any, for use in the Company's business and does not anticipate paying cash dividends in the foreseeable future. Further, the declaration of dividends on the Common Stock will depend, among other things, upon future earnings, the operating and financial condition of the Company, its capital requirements and general business conditions.

NEW STATUS AS INDEPENDENT ENTITY


     Prior to the Offering, the Company was a wholly-owned subsidiary of ABN, and the Company has depended on ABN for certain financial and administrative support. Upon completion of the Offering, the Company will be responsible for its own corporate and administrative services, including treasury functions, tax planning and compliance financial reporting, risk management, human resources and legal services. It is anticipated that ABN may continue to provide certain services to the Company for a limited time after the Offering as described in "Certain Relationships and Related Transactions -- Transitional Services Agreement." After the consummation of the Offering, the Company is expected to incur certain expenses that are not reflected in its historical results of operations and to forego certain non-operating income that has been included in such results. The net effect of those items in 1997 would have been to reduce net income by approximately $561,000. Further, the inability of the Company's management to manage the Company effectively and efficiently as a stand alone company could have a material adverse effect on the Company's business, financial condition and results of operations. See "Selected Historical and Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Unaudited Pro Forma Condensed Statements of Income."


NO PRIOR PUBLIC MARKET

     Prior to the Offering, there has been no public market for the Common Stock and there can be no assurance that an active public market will develop or be sustained after the Offering or that the initial public offering price corresponds to the price at which the Common Stock will trade in the public market subsequent to the Offering. The initial public offering price for the Common Stock will be determined by negotiations among the Company, ABN and the representatives of the Underwriters. After completion of the Offering, the market price of the Common Stock will be subject to fluctuations in response to various factors and events, including, among others, the liquidity of the market for the Common Stock, variations in the Company's operating results, regulatory or other changes (both domestic and international) affecting the holography industry generally or the Company specifically, announcements of business developments by the Company or its competitors, changes in operating results and changes in general market conditions.


POTENTIAL ISSUANCE OF PREFERRED STOCK



     The Company's Certificate of Incorporation permits the issuance of up to 5,000,000 shares of Preferred Stock and permits the Board of Directors to fix the rights, preferences, privileges and restrictions of such shares without any further vote or action by the Company's stockholders. Although the Company has no current plans to issue shares of Preferred Stock, the potential issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company, may discourage bids for the Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of, and the voting and other rights of the holders of, the Common Stock.


YEAR 2000 RISK

     The Year 2000 issue involves the risk that computer systems using two-digit date fields will fail to recognize properly the Year 2000, resulting in computer system failures for businesses, government agencies, service providers, vendors and customers. The Company has initiated discussions with its key suppliers and customers to determine whether they have any Year 2000 issues which could impact the Company. The Company anticipates that certain of its software will require replacement or modification in connection with the Year 2000 issue. Estimates of the costs of the Company's Year 2000 program are based on assumptions, including the continued availability of certain resources, the ability to correct all relevant applications and third party modification plans. There is no guarantee that the estimates will be achieved, and actual costs could differ materially from those anticipated. Additionally, there can be no assurance that the failure of the Company or third parties to address adequately their respective Year 2000 issues will not have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                USE OF PROCEEDS


     The net proceeds to the Parent from the sale of 13,636,000 shares of Common Stock offered hereby (net of underwriting discounts and commissions and estimated offering expenses) are estimated to be $138.6 million assuming an initial public offering price of $11.00 per share. The Company will not receive any of the proceeds from the sale of Common Stock by the Parent. If the Underwriters' over-allotment option were exercised in full, the Company would receive approximately $20.9 million assuming an initial public offering price of $11.00 per share (net of underwriting discounts and commissions).



     The Parent will use the net proceeds it receives to repay indebtedness on its 10 3/8% Senior Notes due 2002 and for general corporate purposes. If the Underwriters' over-allotment option is exercised, the Company intends to use the net proceeds therefrom to repay borrowings under the Revolving Credit Facility (as defined herein) (or, if refinanced under the New Credit Facility (as defined herein), the New Credit Facility), for working capital and other general corporate purposes, including potential acquisitions. The Revolving Credit Facility matures on October 31, 1998 and its interest rate is variable and is based on certain market rates. At March 31, 1998, the applicable interest rate was 9% per annum. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


                                DIVIDEND POLICY

     The Company currently intends to retain any future earnings for use in its business. Accordingly, the Company does not expect to pay cash dividends in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth the unaudited capitalization of the Company as of March 31, 1998 and as adjusted for the Offering and to reflect the cancellation immediately prior to the Offering of amounts due from Parent and affiliates. This table should be read in conjunction with the Company's financial statements and notes thereto included elsewhere herein.

                                                               MARCH 31,                 MARCH 31,
                                                                  1998                      1998
                                                         ----------------------    ----------------------
                                                                 ACTUAL                 AS ADJUSTED
                                                         ----------------------    ----------------------
                                                                          (IN THOUSANDS)
Revolving Credit Facility(1)...........................         $  4,987                  $  4,987
Stockholders' equity:
  Common stock, par value $.01 per share, 30,000,000
     shares authorized; 13,636,000 shares issued and
     outstanding.......................................              136                       136
  Additional paid-in capital...........................           11,627                    11,627
  Retained earnings....................................           42,808                    10,183
  Due from Parent and affiliates.......................          (32,625)                        0
                                                                --------                  --------
          Total stockholders' equity...................           21,946                    21,946
                                                                --------                  --------
               Total capitalization....................         $ 26,933                  $ 26,933
                                                                ========                  ========

---------------
(1) Upon consummation of the Offering, the Revolving Credit Facility will be replaced by the New Credit Facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                    DILUTION

     Dilution is the amount by which the initial public offering price paid by the purchasers of the shares of Common Stock will exceed the net tangible book value per share of Common Stock after the Offering. The net tangible book value per share of Common Stock is determined by subtracting the total liabilities of the Company from the total carrying value of the tangible assets of the Company and dividing the difference by the number of shares of Common Stock deemed to be outstanding on the date of which such carrying value is determined.


     At March 31, 1998, the Company had a net tangible book value of approximately $13,243,000, or $0.97 per share, which is unchanged when adjusted for the sale by the Parent of 13,636,000 shares of the Company's Common Stock. Purchasers of Common Stock in the Offering will experience immediate dilution in net tangible book value of $10.03 per share (based on an assumed initial offering price of $11.00). The following table illustrates this per share dilution:



Assumed initial public offering price per share.............   $11.00
  Net tangible book value per share before, and as adjusted
     for, the Offering......................................     0.97
                                                               ------
Dilution per share to new investors.........................   $10.03
                                                               ======

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


     The following table sets forth selected historical financial data as of December 31, 1993, 1994, 1995, 1996 and 1997 and March 31, 1998, and for each of the five years in the period ended December 31, 1997 and the three months ended March 31, 1997 and 1998 and selected unaudited pro forma condensed Statement of Income data for the year ended December 31, 1997 and the three months ended March 31, 1998. The selected historical financial data as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 have been derived from the Company's audited financial statements included elsewhere herein. The selected historical financial data as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 have been derived from the Company's unaudited condensed financial statements included elsewhere herein, which in the opinion of management include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information. The selected historical Statement of Income data for the three months ended March 31, 1998 are not necessarily indicative of results that may be expected for the entire year. The unaudited pro forma condensed Statements of Income data for the year ended December 31, 1997 and for the three months ended March 31, 1998 include the historical accounts of the Company and give effect to certain expenses which the Company expects to incur as an independent public company and to certain non-operating income that the Company will forego. The unaudited pro forma condensed Statement of Income data are not intended to represent, and are not indicative of, what the Company's results of operations actually would have been or to project the Company's results of operations for any future period. The following information is qualified by reference to, and should be read in conjunction with, "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's audited financial statements and notes thereto, the unaudited condensed financial statements and notes thereto, and the unaudited pro forma condensed Statements of Income and notes thereto included elsewhere herein.



                                                                                                                    PRO FORMA
                                                                                 PRO FORMA                         THREE MONTHS
                                                                                 YEAR ENDED      THREE MONTHS         ENDED
                                          YEAR ENDED DECEMBER 31,               DECEMBER 31,    ENDED MARCH 31,     MARCH 31,
                              -----------------------------------------------   ------------   -----------------   ------------
                               1993      1994      1995      1996      1997         1997        1997      1998         1998
                              -------   -------   -------   -------   -------   ------------   -------   -------   ------------
STATEMENT OF INCOME DATA:
Sales.......................  $24,611   $21,960   $27,865   $28,649   $30,915     $30,915      $ 5,241   $ 7,035     $ 7,035
Costs and expenses:
  Cost of goods sold........   12,979    14,141    13,787    15,034    11,912      11,912        2,629     2,438       2,438
  Selling and
    administrative..........    5,806     4,673     4,576     4,711     6,001       6,631        1,310     1,256       1,414
  Depreciation and
    amortization............      882     1,066     1,203     1,141     1,136       1,136          293       292         292
                              -------   -------   -------   -------   -------     -------      -------   -------     -------
    Total costs and
      expenses..............   19,667    19,880    19,566    20,886    19,049      19,679        4,232     3,986       4,144
                              -------   -------   -------   -------   -------     -------      -------   -------     -------
Operating income............    4,944     2,080     8,299     7,763    11,866      11,236        1,009     3,049       2,891
Other income................      153       244       113       196       821         821           33        34          34
Interest, net...............      305       305       305       305       146        (159)          76       (29)       (105)
                              -------   -------   -------   -------   -------     -------      -------   -------     -------
Income before income
  taxes.....................    5,402     2,629     8,717     8,264    12,833      11,898        1,118     3,054       2,820
Income taxes................    2,282     1,223     3,663     3,444     5,294       4,920          461     1,261       1,167
                              -------   -------   -------   -------   -------     -------      -------   -------     -------
Net income..................  $ 3,120   $ 1,406   $ 5,054   $ 4,820   $ 7,539     $ 6,978      $   657   $ 1,793     $ 1,653
                              =======   =======   =======   =======   =======     =======      =======   =======     =======
Net income per share........  $  0.23   $  0.10   $  0.37   $  0.35   $  0.55     $  0.51      $  0.05   $  0.13     $  0.12
                              =======   =======   =======   =======   =======     =======      =======   =======     =======
Weighted average shares
  outstanding...............   13,636    13,636    13,636    13,636    13,636      13,636       13,636    13,636      13,636



                                              AT DECEMBER 31,                                               AT
                              -----------------------------------------------                            MARCH 31,
                               1993      1994      1995      1996      1997                                1998
                              -------   -------   -------   -------   -------                            ---------
BALANCE SHEET DATA:
Working capital.............  $15,363   $10,704   $11,486   $10,504   $17,301                             $ 9,550
Total assets................   41,109    30,135    29,172    28,357    35,818                              32,112
Total debt..................        0         0         0         0       674                               4,987
Total stockholder's
  equity....................   37,940    26,791    25,730    23,507    29,782                              21,946

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the Company's financial statements and notes thereto included elsewhere in this Prospectus.

     The Company is a wholly-owned subsidiary of the Parent. As a wholly-owned subsidiary, the Company has historically received from the Parent certain corporate and administrative services, including treasury functions, tax planning and compliance, financial reporting, risk management, human resources and legal services. Except for a transition period immediately following the completion of the Offering, these activities will be performed by the Company itself in the future. The financial position and results of operations of the Company set forth herein may differ from the results that may have been achieved had the Company operated as an independent entity. In the ordinary course of business, the Company makes intercompany advances to the Parent to service the Parent's debt obligations and for general corporate purposes. This practice will continue until consummation of the Offering and will be discontinued after such time.

OVERVIEW


     The Company is a world leader in the origination, production and marketing of mass-produced secure holograms, based on its significant market share. In the early 1980's, the Company began marketing its secure holograms for use on credit cards and, as a result, helped to create and expand the security sector of the holography market. The Company also competes selectively in the market for non-secure holograms used in commercial (packaging and promotional) applications, including magazine illustrations, trading cards, promotions, advertising and specialized packaging. The Company's sales of holograms for security applications generally carry higher gross margins than sales for packaging and promotional applications. The Company's products are used by over 125 customers in more than 25 countries.


     The Company's sales are derived from the sale of its security and commercial holograms. In 1997, the Company derived 95% of its sales from security applications and 5% from commercial applications. In the security sector, the Company has benefited from the increased use of transaction cards as forms of payment, as well as card issuers' expansion into debit cards, smart cards and stored-value cards. As competition for card users within the transaction card area intensifies, transaction cards are frequently replaced. This frequent card replacement, along with the growing popularity of loyalty (frequent buyer) and other affinity credit card programs and promotions, has led to growth in the transaction card population. Certain credit card companies, as part of addressing their Year 2000 concerns, have issued and continue to issue cards with expiration dates in 1998 or 1999 rather than in the year 2000 or later. Management believes that as these companies replace cards that might otherwise have been issued with expiration dates in the year 2000 or later, there may be a temporary increase in credit card issuances which may have a beneficial impact on the Company's sales. There can be no assurance that any such beneficial impact will occur, and the amount, if any, of any such impact cannot be predicted.

     The use of product authentication holograms is driven by concerns regarding counterfeiting, piracy and other infractions that can result in lost sales, lost goodwill and product liability claims. Companies in various industries have utilized holograms as authentication devices to reduce potential losses. Also, concerns over counterfeiting and copying have led to an increased use of holograms on documents of value, including currency, passports, business cheques, gift certificates, vouchers, certificates of deposit, stamps (postage and revenue), tickets and other financial instruments.

     The Company generally manufactures holograms in response to a specific customer order and only manufactures finished good inventories in cases where the Company believes a recurring pattern of customer orders has been established for a specific product. Holograms are sold under purchase orders and contracts with customers. Sales of holograms are generally recognized upon shipment of products; however, pursuant to terms of the Company's agreement with certain customers, completed items are sometimes stored in an on-site secured facility at the Company's premises and, in those instances, sales are recognized when the goods are completed and transferred to the secured facility.

     During 1997, international sales accounted for 18% of total sales. The Company expects its international sales to increase in the future. All of the Company's international sales are presently denominated in U.S. dollars.


     Cost of goods sold includes raw materials such as nickel, foils, films and adhesives; labor costs; manufacturing overhead; and hologram origination costs (which represents costs of a unique consumable master hologram that is made to customer specifications and is an integral part of the production process). As a result, costs of sales are affected by product mix, manufacturing yields, costs of hologram originations and changes in the cost of raw materials and labor.


     Selling and administrative expenses primarily consist of salaries, benefits and commissions for the Company's corporate, sales, marketing and administrative personnel; marketing and advertising expenses for the Company's services and products.

     Sales may fluctuate from quarter to quarter due to changes in customers' ordering patterns. Customers do not typically provide ABNH with precise forecasts of future order quantities. Quarterly demand for holograms may be influenced materially by customers' promotions, inventory replenishment, card expiration patterns, delivery schedules and other factors which may be difficult for ABNH to anticipate.

     As an independent public company, ABNH expects to incur certain expenses which are not reflected in its historical results of operations, and to forego certain non-operating income that has been reflected in such results. These expenses are for shareholder communications and other costs associated with public ownership, presently estimated to be $850,000 annually. The Company also, expects a reduction, presently estimated to be approximately $220,000, in expenses resulting from differences between allocated and actual amounts for liability insurance, employee benefits and post-retirement medical expenses. In addition, ABNH will no longer receive interest income from loans to the Parent, which amounted to $305,000 in 1997. Had the Company's 1997 results of operations been affected by the above items, net income would have been reduced by approximately $561,000 or $0.04 per share.

     For tax periods prior to the consummation of the Offering, the Company was included in the ABN consolidated group for purposes of filing consolidated federal income and in certain instances consolidated state tax returns. In accordance with a tax allocation agreement with ABN, historically the Company made payments to ABN based on the amount which would have been payable as income taxes if consolidated returns had not been filed. Following the consummation of the Offering, the Company will no longer be a part of the ABN consolidated group for federal and state income tax purposes. Because the federal and state income taxes were determined on a separate company basis, management believes that the basis on which federal and state income taxes will be determined for the Company following the Offering will not be materially different from the basis on which such taxes have been computed under the tax allocation agreement.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, certain operating information expressed as a percentage of sales.

                                          YEAR ENDED DECEMBER 31,     THREE MONTHS      THREE MONTHS
                                          ------------------------   ENDED MARCH 31,   ENDED MARCH 31,
                                           1995     1996     1997         1997              1998
                                          ------   ------   ------   ---------------   ---------------
Sales...................................  100.0%   100.0%   100.0%        100.0%            100.0%
Costs and expenses:
  Cost of goods sold....................   49.5     52.5     38.5          50.1              34.7
  Selling and administrative............   16.4     16.4     19.4          25.0              17.9
  Depreciation and amortization.........    4.3      4.0      3.7           5.6               4.1
                                          -----    -----    -----         -----             -----
Operating income........................   29.8     27.1     38.4          19.3              43.3
Other income............................    0.4      0.6      2.6           0.6               0.5
Interest, net...........................    1.1      1.1      0.5           1.4              (0.4)
                                          -----    -----    -----         -----             -----
Income before income taxes..............   31.3     28.8     41.5          21.3              43.4
Net income..............................   18.1%    16.8%    24.4%         12.5%             25.5%

COMPARISON OF THREE MONTHS ENDED MARCH 31, 1998 TO THREE MONTHS ENDED MARCH 31, 1997


     Sales. Sales increased by $1.8 million, or 34.2%, from $5.2 million for the three months ended March 31, 1997 to $7.0 million for the three months ended March 31, 1998. The increase in sales was due primarily to increased sales volume of transaction cards and product authentication holograms. The increase in transaction card hologram volumes was due to the growth in loyalty programs, competition among financial institutions resulting in increased multi-card issuance and the increased use of automated teller machine and debit cards. The increase in product authentication hologram sales volume was due to higher demand for this product and new product authentication customers.



     Cost of Goods Sold. Cost of goods sold decreased by $0.2 million, from $2.6 million for the three months ended March 31, 1997 to $2.4 million for the three months ended March 31, 1998. As a percentage of sales, cost of goods sold decreased from 50.2% in the three months ended March 31, 1997 to 34.7% for the same period in 1998. This decrease reflects the Company's focus on controlling costs, improving production yields and the higher margins earned on security holograms.


     Selling and Administrative. Selling and administrative expenses remained approximately the same in both periods on higher sales. As a percentage of sales, selling and administrative expenses decreased from 25.0% for the three months ended March 31, 1997 to 17.9% for the three months ended March 31, 1998. This decrease in selling and administrative expenses as a percentage of sales was due primarily to the increased sales in 1998.

     Depreciation and Amortization. Depreciation and amortization remained relatively unchanged.

     Other Income.  Other income remained relatively unchanged.

     Interest, Net. Interest, net decreased by $0.1 million principally due to interest expense on the Revolving Credit Facility (as defined) for the three months ended March 31, 1998.

     Income Taxes. Income taxes are based on an estimated annual effective tax rate in both periods of approximately 41.3%. The rate is computed based on the taxes that would have been paid had the Company operated on a stand alone basis. Income taxes increased by $0.8 million, from $0.5 million for the three months ended March 31, 1997 to $1.3 million for the three months ended March 31, 1998, as a result of higher taxable income due to the factors described above.

COMPARISON OF YEAR ENDED DECEMBER 31, 1997 TO YEAR ENDED DECEMBER 31, 1996


     Sales. Sales increased by $2.3 million, or 7.9%, from $28.6 million in 1996 to $30.9 million in 1997. The increase in sales was due primarily to an increase in sales volume of security holograms, including a $6.9 million order from a major customer which was received and completed in December 1997 and which goods were transferred to the Company's on-site secured facility. The Company believes that this order may have been in response to increases in prices charged by the customer which took effect in January 1998, the customer's desire to establish a European distribution facility and the Year 2000 issue discussed under "Overview" above. The increase in security hologram volumes was due to the growth in transaction card loyalty programs, competition among financial institutions resulting in increased multi-card issuance, the increased use of automated teller machine and debit cards and new product authentication customers. This increase was partially offset by a decrease in commercial hologram sales which reflects the Company's strategy to focus on the more profitable security sector of the holography market.

     Cost of Goods Sold. Cost of goods sold decreased by $3.1 million, from $15.0 million in 1996 to $11.9 million in 1997. As a percentage of sales, cost of goods sold decreased from 52.5% in 1996 to 38.5% in 1997. This decrease reflects the Company's focus on controlling costs, improving production yields and a shift in product mix toward security holograms.

     Selling and Administrative. Selling and administrative expenses increased by $1.3 million, from $4.7 million in 1996 to $6.0 million in 1997. As a percentage of sales, selling and administrative expenses increased from 16.4% in 1996 to 19.4% in 1997. This increase in selling and administrative expenses was due primarily to a bad debt charge of $800,000 associated with a product development project. In addition, approximately $300,000 of expenses were incurred in connection with the Company's ISO 9001 certification.

     Depreciation and Amortization. Depreciation and amortization remained relatively unchanged from 1996 to 1997. As a percentage of sales, depreciation and amortization decreased from 4.0% in 1996 to 3.7% in 1997.

     Other Income. Other income increased by $625,000, from $196,000 in 1996 to $821,000 in 1997. This increase in other income was primarily due to increased use of ABNH patents subject to royalties and a change in the estimate of 1996 royalties resulting from information not reported by the licensee until 1997.

     Interest, Net. Interest, net, decreased by $159,000 from $305,000 in 1996 to $146,000 in 1997 as a result of interest expense on the Revolving Credit Facility. Interest income in both years represents interest on a note due from the Parent.

     Income Taxes. Income taxes are based on taxes that would have been paid had the Company operated on a stand alone basis. Income taxes increased by $1.9 million, from $3.4 million in 1996 to $5.3 million in 1997, as a result of higher taxable income due to the factors described above.

COMPARISON OF YEAR ENDED DECEMBER 31, 1996 TO YEAR ENDED DECEMBER 31, 1995


     Sales. Sales increased by $784,000, or 2.8%, from $27.9 million in 1995 to $28.6 million in 1996. The increase in sales was due primarily to an increase in sales volume of commercial holograms to several large trading card customers that initiated promotional programs. This increase was partially offset by a decrease in sales volume of security holograms to certain Asian customers.


     Cost of Goods Sold. Cost of goods sold increased by $1.2 million, from $13.8 million in 1995 to $15.0 million in 1996. As a percentage of sales, cost of goods sold increased from 49.5% in 1995 to 52.5% in 1996. The increase in cost of goods sold was primarily due to development and origination costs incurred for new commercial and security laminate applications. Increases in development costs and a shift in product mix also contributed to the increase.

     Selling and Administrative. Selling and administrative expenses increased by $135,000, from $4.6 million in 1995 to $4.7 million in 1996. As a percentage of sales, selling and administrative expenses remained constant at 16.4%. This increase in selling and administrative expenses was primarily due to management's decision to expand its R&D department in order to focus on applications of security holograms. Selling and administrative expenses in 1995 included a $400,000 write-off of a computer software application.

     Depreciation and Amortization. Depreciation and amortization decreased by $62,000 from $1.2 million in 1995 to $1.1 million in 1996. As a percentage of sales, depreciation and amortization decreased from 4.3% in 1995 to 4.0% in 1996.

     Other Income. Other income increased by $83,000 from $113,000 in 1995 to $196,000 in 1996.

     Interest, Net. Interest, net, represents interest income on a note due from the Parent, and was the same in 1995 and 1996.

     Income Taxes. Income taxes are based on taxes that would have been paid had the Company operated on a stand alone basis. Income taxes decreased by $219,000 from $3.6 million in 1995 to $3.4 million in 1996 as a result of lower taxable income due to the factors described above.

LIQUIDITY AND CAPITAL RESOURCES


     At March 31, 1998, the Company had $252,000 in cash and cash equivalents and working capital of $9.6 million. In January 1996, the Company, together with the Parent, entered into a $20.0 million revolving credit facility (the "Revolving Credit Facility") for general working capital and letters of credit purposes. At March 31, 1998, the combined companies had approximately $13.9 million of availability under the Revolving Credit Facility before reductions for $4.2 million of outstanding letters of credit and $8.1 million of outstanding borrowings. On a stand alone basis, the Company had $5.6 million of availability under the Revolving Credit Facility before reductions for outstanding borrowings of $5.0 million.



     Upon consummation of the Offering, the Company expects to enter into a $30.0 million credit facility (the "New Credit Facility") with The Chase Manhattan Bank ("Chase") which will replace the Revolving Credit Facility. The New Credit Facility will consist of a $10.0 million senior revolving credit facility for working capital purposes and a $20.0 million facility for the acquisition of companies in related businesses. Upon consummation of the Offering, the Company will refinance its then outstanding borrowings under the Revolving Credit Facility (approximately $5.0 at March 31, 1998) by borrowing an equal amount under the New Credit Facility. The New Credit Facility will be secured by a first priority security interest in substantially all of the assets of the Company and a commitment to pledge the capital stock of any future subsidiaries.



     The Company's ability to borrow under the New Credit Facility will be limited by its Borrowing Base (as defined therein). Such Borrowing Base will be a fixed percentage of eligible accounts receivable plus a fixed percentage of eligible raw material inventory. Additionally, the Company must make monthly interest payments under the New Credit Facility, at a floating rate equal to either Chase's Alternate Base Rate (as defined therein) or LIBOR plus, in each case, a margin as determined in accordance with the agreement for the New Credit Facility (the "Agreement").



     Under the New Credit Facility, the Company will pay an arrangement fee of 1.0% of the New Credit Facility and upfront fee of 0.5% of the New Credit Facility. The Company will also pay a commitment fee of 0.5% per annum on the average daily unused amount of the New Credit Facility. The latest maturity date of all the loans under the New Credit Facility will be as of 72 months after the closing of the Agreement. The New Credit Facility will contain certain covenants which will restrict the Company's ability to, among other things, (i) incur additional indebtedness, (ii) incur certain liens and encumbrances, (iii) make investments in other persons, (iv) guaranty the indebtedness of other persons,
(v) sell or dispose of its assets, (vi) incur any rental or lease commitments,
(vii) materially alter the nature of its business and (viii) make capital expenditures.



     Prior to the Offering, cash accounts for the Company have been controlled on a centralized basis by the Parent and, accordingly, cash receipts and disbursements have been received or made through the Parent and are recorded as due from Parent and affiliates. Subsequent to the Offering, the Company will maintain its own centralized cash management system. In the ordinary course of business, cash has been provided to the Parent by way of intercompany advances to service its debt obligations and for general corporate purposes. This practice will continue until consummation of the Offering and will then be discontinued after such time. Upon consummation of the Offering, these intercompany advances (approximately $32.6 million at March 31,

1998) will be cancelled and forgiven, and the Company will have a minimal amount of cash and cash equivalents on hand at that time. See "Certain Relationships and Related Transactions".



     The Company's issued and outstanding Common Stock is pledged as security for the Parent's 10 3/8% Senior Notes due 2002 ($126.5 million principal amount). The Company and each of the Parent's direct and indirect domestic operating subsidiaries have, jointly and severally, fully and unconditionally guaranteed, on a senior subordinated basis, the Parent's 11 1/4% Senior Subordinated Notes due 2007 ($95.0 million principal amount). Immediately upon consummation of the Offering, the Company will be released from its obligations under the Parent's debt instruments.



     For the three months ended March 31, 1998, the Company's operating activities provided cash flow of $5.4 million compared to $1.3 million of cash flow provided by operating activities in the same period in 1997, primarily due to collection of accounts receivable, partially offset by an increase in inventories.


     Investing activities for the three months ended March 31, 1998 and 1997 used cash flows of $132,000 and $122,000, respectively for capital expenditures.

     Financing activities for the three months ended March 31, 1998 and 1997 used cash flows of $5.3 million and $0.6 million, respectively. The activity in 1998 and 1997 was principally comprised of net advances to the Parent and affiliated subsidiaries and, in 1998, included $4.3 million of borrowings under the Revolving Credit Facility.


     For the year ended December 31, 1997, the Company's operating activities provided cash flow of $1.2 million compared to $4.3 million and $6.1 million of cash flow provided by operating activities in 1996 and 1995, respectively. The decrease in cash flows was primarily due to timing of deliveries and the collection of receivables. The Company does not expect accounts receivable to remain at the December 31, 1997 levels. Accordingly, the Company believes that cash flows from operations during 1998 will benefit from a reduction in accounts receivable levels.


     Investing activities for the years ended December 31, 1997, 1996 and 1995 used cash flows of $461,000, $390,000, and $255,000, respectively. These activities primarily reflected capital expenditures for the respective years. The Company anticipates that capital expenditures in 1998 and 1999 will be approximately $1.0 million and $1.5 million, respectively. These amounts include approximately $400,000 in each of 1998 and 1999 that management estimates will be required for maintenance, with the balance relating to capital expenditures required to increase capacity. The Company expects to add three additional replication lines in the second half of 1998 in order to address certain capacity constraints experienced in the fourth quarter of 1997 which resulted in the use of subcontractors for a significant portion of sales in that quarter. Such capital commitments include amounts that may be financed through capital leases and other financing arrangements. The portion of capital commitments not financed through such leases and arrangements are likely to be financed with cash resources.

     Financing activities for the years ended December 31, 1997, 1996 and 1995 used cash flows of $590,000, $7.0 million and $6.1 million, respectively. The activity in 1997, 1996 and 1995 was comprised principally of advances to the Parent and affiliated subsidiaries and, in 1997, included $674,000 of borrowings under the Revolving Credit Facility.

     The Company believes that cash flows from operations, together with cash balances and availability of funds under the New Credit Facility, will be sufficient to meet working capital needs, service debt and fund capital expenditures for the next twelve months.

UNAUDITED QUARTERLY OPERATING RESULTS

     The following tables set forth certain unaudited financial information for each of the quarters in 1997 and the first quarter of 1998. In management's opinion, this unaudited quarterly information has been prepared on the same basis as the audited financial statements and includes all necessary adjustments, consisting only of normal recurring adjustments, that management considers necessary for a fair presentation of the unaudited quarterly results. The Company believes that quarter-to-quarter comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance.

                                                             THREE MONTHS ENDED
                                     -------------------------------------------------------------------
                                     MARCH 31,    JUNE 30,    SEPTEMBER 30,    DECEMBER 31,    MARCH 31,
                                       1997         1997          1997             1997          1998
                                     ---------    --------    -------------    ------------    ---------
                                                    (IN THOUSANDS EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
  Sales............................   $5,241       $6,296        $ 8,104         $11,274        $7,035
  Costs and expenses:
     Cost of goods sold............    2,629        2,591          2,617           4,075         2,438
     Selling and administrative....    1,310        1,103          1,448           2,140         1,256
     Depreciation and
       amortization................      293          288            288             267           292
                                      ------       ------        -------         -------        ------
          Total costs and
            expenses...............    4,232        3,982          4,353           6,482         3,986
                                      ------       ------        -------         -------        ------
  Operating income.................    1,009        2,314          3,751           4,792         3,049
  Other income.....................       33           30             89             669            34
  Interest, net....................       76           76             33             (39)          (29)
                                      ------       ------        -------         -------        ------
  Income before income taxes.......    1,118        2,420          3,873           5,422         3,054
  Net income.......................   $  657       $1,422        $ 2,275         $ 3,185        $1,793
  Net income per share.............   $ 0.05       $ 0.10        $  0.17         $  0.23        $ 0.13
  Weighted average shares
     outstanding...................   13,636       13,636         13,636          13,636        13,636
PERCENTAGE OF SALES:
  Sales............................    100.0%       100.0%         100.0%          100.0%        100.0%
  Costs and expenses:
     Cost of goods sold............     50.1         41.1           32.3            36.1          34.7
     Selling and administrative....     25.0         17.5           17.9            19.0          17.9
     Depreciation and
       amortization................      5.6          4.6            3.5             2.4           4.1
                                      ------       ------        -------         -------        ------
          Total costs and
            expenses...............     80.7         63.2           53.7            57.5          56.7
  Operating Income.................     19.3         36.8           46.3            42.5          43.3
  Other income.....................      0.6          0.5            1.1             5.9           0.5
  Interest, net....................      1.4          1.1            0.4            (0.3)         (0.4)
                                      ------       ------        -------         -------        ------
  Income before income taxes.......     21.3         38.4           47.8            48.1          43.4
  Net income.......................     12.5%        22.6%          28.1%           28.3%         25.5%


     The Company's future operating results are likely to fluctuate substantially from quarter to quarter. The degree of fluctuation will depend on a number of factors, including the timing and level of sales, any change in the pricing of the Company's products, or the mix of products sold. Because a significant portion of the Company's business is expected to be derived from orders placed by a limited number of large customers, variations in the timing of such orders could cause significant fluctuations in the Company's operating results. Customers do not typically provide ABNH with precise forecasts of future order quantities. Quarterly demand for holograms may be influenced materially by customers' promotions, inventory replenishment, card expiration patterns, delivery schedules and other factors which may be difficult for ABNH to anticipate. In particular, promotions in advance of the holiday season have in the past resulted in higher sales of credit cards in the third and fourth quarters. Other factors that may result in fluctuations in operating results include the timing of new product announcements and the introduction of new products and new technologies by the Company or its competitors, delays in R&D of new products, increased R&D expenses, availability and cost of materials from the Company's suppliers, competitive pricing pressures and financing costs.

YEAR 2000 ISSUE


     The Year 2000 issue involves the risk that computer systems using two-digit date fields will fail to recognize properly the Year 2000, resulting in computer system failures for businesses, government agencies, service providers, vendors and customers. The Company has formed a task force of employees from various departments within the Company to assess the Company's level of preparedness for Year 2000 issues. The task force is in the process of performing its review. The Company has initiated discussions with its key suppliers and customers to determine whether they have any Year 2000 issues which could impact the Company.



     The Company anticipates that certain of its software will require replacement or modification in connection with the Year 2000 issue. The Company believes it has allocated adequate resources for this purpose and that its Year 2000 date conversion program can be successfully completed on a timely basis. The Company estimates that its costs related to addressing the Year 2000 issue will be less than $300,000. Estimates of the related costs are based on assumptions, including the continued availability of certain resources, the ability to correct all relevant applications and third party modification plans. There is no guarantee that the estimates will be achieved, and actual costs could differ materially from those anticipated.


BACKLOG


     As of December 31, 1996 and 1997, the Company had a backlog of $5.0 million and $2.3 million, respectively. As of March 31, 1997 and 1998, the Company had a backlog of $1.9 million and $1.3 million, respectively. The Company includes in its backlog all sales specified in signed contracts and purchase orders to the extent that the Company contemplates recognition of the related sales within one year. There can be no assurance that the contracts included in backlog will actually generate the specified sales or that the actual sales will be generated within the one year period. The amount of backlog at the end of any fiscal year is not necessarily indicative of sales for the following year because most of the Company's sales, including sole source arrangements, are based upon the customer's total requirements rather than the specified amount at the end of the year.


IMPACT OF INFLATION

     In recent years, inflation has not had a significant impact on the Company's historical operations. There can be no assurance that inflation will not adversely affect the Company's operations in the future, particularly in emerging markets where inflationary conditions tend to be more prevalent.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     The AICPA Accounting Standards Executive Committee Issued Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activities," was issued in April 1998 and is effective for fiscal periods beginning after December 15, 1998. SOP 98-5 provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. The Company is evaluating the effect of the pronouncement.

                                    BUSINESS


     ABNH is a world leader in the origination, production and marketing of mass-produced secure holograms based on its significant market share. The Company's holograms are used primarily for security applications such as counterfeiting protection for credit and other transaction cards, identification cards and documents of value, as well as for tamper resistance and authentication of high-value consumer and industrial products. ABNH's ability to control the diffraction of light ("origination") using proprietary processes in a secure, controlled manufacturing environment has enabled ABNH to become a market leader in security holography. ABNH's proprietary products are used by over 125 customers in more than 25 countries. Customers include VISA, IBM, Intel, Merck and Eli Lilly, as well as agencies of the United States government and the Chinese government. Moreover, at present, ABNH is the sole supplier of holograms to certain customers including MasterCard, Discover, Europay and Diners Club. Based on the Study, management estimates, that in 1997, sales in the security sector of the holography market were approximately $380 million and represented approximately 62% of the total worldwide holography market sales. Also based on the Study, management believes that ABNH has the largest worldwide market share in the security sector, with approximately 8%. The Company also competes selectively in the market for non-secure holograms used in packaging and promotional applications, including magazine illustrations, trading cards, promotions, advertising and specialized packaging. In 1997, the Company derived 95% of its sales from security applications and 5% from packaging and promotional applications.



     The Company attributes its leading position in the security sector of the holography industry to a number of competitive strengths. ABNH was the first holography company to produce holograms for credit cards, and has developed relationships with MasterCard, VISA, Europay, Discover and Diners Club. Based on the Study, management estimates that the Company has a 75% share of the worldwide market for credit card holograms. The Company has one of the largest production capacities in the industry and recently became the first holography company to receive ISO 9001 certification (a certification that a business's quality assurance systems for, among other things, the design, development and production of products meet guidelines established by the ISO). The Company has two highly secure, certified production facilities containing a total of 12 origination laboratories, 13 mass replication lines and extensive security and quality control procedures and expects to add 3 additional replication lines in the second half of 1998. In addition, the Company's emphasis on R&D has enabled the Company to create new technologies and proprietary production processes and to deliver innovative products to the marketplace. Further, the Company holds numerous patents and service marks used in its business.


INDUSTRY OVERVIEW

     A hologram is a laser-generated, three-dimensional reproduction of an object, produced on a two-dimensional surface. A hologram controls the diffraction of light at pre-determined angles to create specific visual imagery. When a hologram is viewed from different angles, features such as depth and movement, unseen in normal two-dimensional photographs, are seen by the viewer. Holograms can also include information which is visible only with the aid of special devices.

     The Study estimates that total sales of holography products, including those used for security, packaging, and promotional applications, grew at a compound annual rate of 31.7% per year, from $90 million in 1990 to $617 million in 1997. The Study bases its findings on 114 survey respondents out of 248 companies surveyed worldwide. The Study also estimates that total sales of holography products will grow at a compound annual rate of approximately 25% over the five year period from 1998 through 2002, reaching almost $1.9 billion in sales by the year 2002.

     The holography market is divided into three main sectors: security, promotion and packaging.

     SECURITY

     Based on the Study, management estimates that, in 1997, there were approximately 50 companies in the security sector of the holography market, with total sales in the security sector of approximately $380 million. According to the Study, the security sector of the holography market is expected to grow at a compound annual rate of over 20% over the five year period from 1998 through 2002. The Company believes that the limited competition, high potential growth rate and barriers to entry make the security sector more attractive than other sectors of the holography market.

     The Study estimates that the security sector of the holography market, consisting of credit and other transaction cards, product authentication and documents of value, represented approximately 62% of overall industry sales for 1997. Holography, combining art and science, allows each customer to develop its own unique hologram with which to identify and protect its product. The secure hologram can also be used to store covertly certain data, which are only machine readable, about the particular products shipped or purchased. Holograms provide three major benefits as security devices:

        - The three-dimensional imagery, combined with various proprietary hidden and visible security features, makes exact duplication and replication of holograms on a mass-production basis virtually impossible and presents obstacles to counterfeiting.

        - The unique visual aspects of a hologram are easily recognizable, making authentication of products and documents possible by both experts and laymen without special machinery, equipment or training.

        - The adhesives used to affix the hologram permanently to a product or a document may be specially designed to cause the holograms to destruct upon removal or after efforts to tamper with the product.

     Pricing in the security sector of the holography market is based on performance, quality and control. This pricing also reflects the complexity of holograms used as security/authentication devices to reduce losses of sensitive products and documents. Additionally, the Company believes the technological sophistication of the production processes creates a barrier to marketplace entry for potential competitors.

     The security sector of the holography market consists of:

          Transaction Cards. In the early 1980's, ABNH began marketing its secure holograms for use on credit cards and, as a result, helped to create and expand the security sector of the holography market. Since that time, the use of holograms on credit cards and other transaction cards has continued to grow. The most common examples of secure holograms are the distinctive MasterCard "micro globes" and VISA "dove" found on their various credit and transaction cards. In recent years, consumers demanding fast, convenient and secure methods of payment have increasingly supplemented traditional payment systems such as checks and cash with card-based payments, such as debit, credit and charge cards. According to the Nilson Report, electronic payments using credit, debit, electronic benefits transfer and prepaid cards increased from approximately 15% of all United States consumer purchases in 1990 to approximately 23% in 1996, and are projected to account for approximately 31% and 40% of transactions by 2000 and 2005, respectively. Increased transaction card use has led to the development and success of new markets for transaction products, such as health cards, transportation cards, identification cards, telephone cards, secure credentials and drivers' licenses.


          Product Authentication. The use of product authentication holograms is driven by concerns regarding counterfeiting, piracy, pilfering and other infractions that can result in lost sales, lost goodwill and product liability claims. Holograms have gained increasing acceptance as authentication devices in, among others, the electronics, pharmaceutical, licensed consumer products industries (e.g., clothing, sporting goods and software) and in high value consumer and industrial products (e.g., laser printers, electronic components, videocassettes and compact discs). Other industries evaluating holograms for use as authentication devices include aerospace and toy manufacturing. Product authentication holograms are either machine or hand-applied to individual products. A holographic label that is tampered with becomes permanently damaged, leaving a visible footprint on the product. Customers distinguish hologram providers in the product authentication sector of the holography market on the basis of security features offered, secure production control capabilities and price/benefit concerns.

          Documents of Value. Concerns over counterfeiting and copying have led to an increased use of holograms on documents of value, including currency, passports, business cheques, gift certificates, vouchers, certificates of deposit, stamps (postage and revenue), tickets and other financial instruments. There are over a dozen countries, including Bulgaria, Kuwait and Poland, using holograms on their currencies, and management expects that use of holograms by foreign countries will increase in the future. For example, the European Union is expected to utilize holography on several denominations of the Euro when issued.

     PROMOTION

     According to the Study, the promotion sector of the holography market represented approximately 17% of overall industry sales in 1997. Promotional holography is used for "short run," low-end products, including greeting cards and decorative clothing, and for certain advertising. The manufacturing processes utilized for the creation of promotional holograms are not as complex, secure or proprietary as those used in creating security holograms. Competition is based primarily on price, turn-around time, design and reliability. There are over 100 companies competing in the promotion sector of the holography market. The Study indicates this sector is expected to grow at a compound annual rate of 7% over the five year period from 1998 through 2002.

     PACKAGING

     According to the Study, sales in the packaging sector of the holography market accounted for approximately 21% of overall industry sales in 1997. These lower-margin, commodity-type holograms are generally used on consumer product packaging solely for their eye-catching appeal, including packaging for candy, beer, toothpaste, soft-drinks and other consumer products. The manufacturing processes utilized for the creation of packaging holograms are not as complex, secure or proprietary as those used in creating security holograms. Customers distinguish between suppliers primarily based upon price and production capacity. There are over 150 competitors in this sector. According to the Study, the packaging sector is expected to grow at a compound annual rate of over 42% over the five year period from 1998 through 2002.

ABNH STRATEGY

     The Company's objective is to capitalize on its position as a leader in the holography industry in order to profitably increase its market share. The Company's business strategy is comprised of the following six principal components:

     Leverage Leadership Position in Security Sector of the Holography Market. The Company's strategy is to maintain and expand its leading market position in the security sector of the holography market in the following manner:

          Maintain Leadership in Transaction Cards. The Company holds a leadership position in this area as a result of its relationships with companies such as MasterCard, VISA, Europay, Diners Club and Discover. Management believes this leadership role ideally positions the Company to benefit from present growth in the transaction card area. ABNH manufactures laminates that are incorporated onto identification and access cards. The governments of Colombia and China, as well as the United States military, among other customers, currently utilize this product. The Company expects continued growth in this area as more governments and government agencies incorporate holography into their card-based identification products.


          Grow Product Authentication Area. The Company seeks to expand its position in the product authentication area by increasing its presence in industries that have experienced a high degree of counterfeiting such as the apparel, electronics and licensed consumer products industries. For example, in late 1997 the Company developed a new program, HOLOGARD(TM), to deliver security services together with its secure holograms. The services are delivered through a strategic alliance with an international investigative agency and include monthly reports describing grey market activity, counterfeit detection, labor compliance to assure that no child or exploited labor is utilized in the customer's manufacturing, and cooperation with law enforcement officials for the prosecution of criminals who participate in such illegal activities. ABNH is presently the only hologram manufacturer to offer these services. To date, sales under the HOLOGARD program have not been material. Additionally, the Company has targeted the microprocessor, pharmaceutical, aerospace, and spirits markets as industries in need of the security and accountability that the Company's products offer.


          Promote Acceptance of Holograms on Documents of Value. Working with international banking authorities, banknote paper manufacturers and security printers as well as the Company's international sales agents, ABNH is promoting the use of holograms as security devices on documents of value. Documents of value that use holograms include currencies, passports, stamps (postage and revenue), checks, gift certificates and food vouchers. The Company is already a producer of holograms for the currencies of Bulgaria and Swaziland, and is attempting to have holograms accepted as security features on several other currencies.

     Expand ABNH's Security Products and Services for Licensed Products. ABNH markets its products to licensors in various industries that rely on the Company to produce holograms and certify the number of holograms distributed to licensee manufacturers. ABNH monitors the distribution of the holograms to customers' licensees under controlled circumstances. ABNH reports to the licensor the number of holograms shipped to licensees, allowing the licensor to compare this number to the amount of product reported shipped by the licensee. This provides a mechanism for the customer to audit royalty reports and otherwise maintain the integrity of marketing channels. Customers include Titan Sports (World Wrestling Federation), Playboy licensed products, Sony PlayStation and DC Comics/Batman licensed products.


     Grow through Strategic Acquisitions. With approximately 50 smaller companies engaged in some form of security holography, ABNH intends to focus on acquiring companies that provide access to new customers, geographic markets or technologies. Historically, ABNH has been limited by restrictive covenants associated with debt issued by the Parent and associated capital needs of the Parent.


     Focus on International Expansion. The Company intends to utilize its network of 25 international sales agents, as well as recruit new agents where the Company does not currently have a presence, in order to expand its customer base. Additionally, the Company recently added a sales executive to cover specific regions in the growing Latin American market. As part of the overall plan to expand internationally, the Company may expand its manufacturing capabilities by forming joint ventures with companies in selected regions, including Europe and Asia.

     Continue the Development of Holographic Technology. ABNH seeks to stay at the forefront of optical development in order to originate holograms more efficiently and further distinguish its products in the marketplace. Continued emphasis on research and development is expected to enable the Company to create new technologies and to introduce new products to the marketplace. Currently, the Company is seeking to develop new ways to increase the information stored on a hologram and to deliver higher resolution (dots per inch) than is currently available in the security sector of the holography market. The Company's ability to incorporate machine-readable features should be enhanced through the use of higher resolution.

     Continue Operating Improvements. ABNH plans to continue to acquire capital assets and develop technology to improve productivity and quality and to reduce product lead times. The Company also plans to continue its program of integrated yield management. To date, the Company has made progress in improving yields and reducing costs by refining material requirements and enhancing relationships with its suppliers. Additionally, the Company plans to expand its internal use of statistical process control tools to increase the efficiencies of the manufacturing processes.

PRODUCTS AND USES

     PRODUCTS

     ABNH's secure holography products can be grouped into three categories: hot stamp foils, pressure-sensitive labels and laminates.

     Hot Stamp Foils. These holograms are designed for permanent application to paper (e.g., currency) and plastic (e.g., transaction cards) through the application of heat and pressure to the hologram. The Company uses specific heat activated adhesives to ensure even bonding of the hologram to the substrate, and the exposed side of the hologram is treated with protective coatings to ensure durability and wear resistance. ABNH's transaction card hot stamp foil also possesses a degree of flexibility that allows a hologram to be embossed over the transaction card without cracking or flaking. In addition, the hot stamp foil has been engineered to record permanently embossed transaction card numbers, so that fraudulent attempts to change the account number on the card are apparent.

     Pressure Sensitive Labels. These labels are designed to be applied using pressure by hand or by machine to create a permanent bond to the intended substrate. The Company has developed proprietary and patent pending features that make tampering apparent. If removed, the label leaves a distinctive mark or pattern and the removed material is unusable.

     Laminates. Laminates are used primarily in identification products. The Company has patented its method of making the hologram visible at specific angles and invisible at other pre-determined angles. The Company's see-through, demetallized product also protects the information on the identification document (card, passport or paper credential) from alteration. Any attempt to alter the hologram will cause it to disintegrate. Fully metallized laminates are used on products such as hang tags for apparel, "full face" transaction cards and magazine covers. Adhesives for laminates can be formulated for application through both heat and pressure as well as pressure only, depending upon the customer's specific requirements.

     USES

     ABNH designs and mass produces different types of holograms for a variety of uses and customers.

                                                                                            PACKAGING/
                                               SECURITY                                     PROMOTION
                   ----------------------------------------------------------------    --------------------
                         CARD                PRODUCT
TYPE OF PRODUCT        PRODUCTS           AUTHENTICATION         DOCUMENTS OF VALUE
---------------    -----------------    ------------------       ------------------
Hot Stamp Foils    MasterCard           Chivas Regal             Bulgaria              National Geographic
                   VISA                 Lotus                    (currency)            Kelloggs
                   Europay                                       Swaziland             Sports Illustrated
                   Discover                                      (currency)
                   Diners Club                                   Thailand (postage
                                                                 stamp)
                                                                 Venezuela
                                                                 (revenue
                                                                 stamp)

Pressure                                IBM                      U.S. Postal           Entertainment Weekly
Sensitive                               Intel                    Service               National Geographic
Labels                                  Merck                    (space station
                                        Eli Lilly                  stamp and
                                        Playboy                    envelope)
                                        Sony
                                        TitanSports
                                        (World
                                        Wrestling
                                        Federation)

Laminates          U.S. Military        TitanSports                                    Bacardi
                     (I.D.'s)           Jaks Jeans                                     National Geographic
                   China (I.D.'s)                                                      Skybox International
                   Colombia (I.D.'s)                                                   (trading cards)

PRODUCTION PROCESS

     ABNH's production process is integrated to handle virtually all aspects of production, including raw materials sourcing, processing, finishing, packaging and storage. The Company believes that this integration enables it to control quality, costs and inventory and to match its output levels and product mix to incoming orders efficiently. From time to time, the Company subcontracts certain production functions to third parties under strict specifications, accountability and control. The production process consists of the following four steps:

  Design


     The first step of the mass-production process is the design of the hologram. In the Company's art department, ABNH's experienced personnel work with the customer to develop a conceptual design that is both aesthetically pleasing and incorporates multiple security features.


  Origination

     After the design has been completed, various laser-ready components (magnetic floppy disc, three dimensional sculpture, flat art, etc., referred to as "information") are delivered to one of the Company's 12 origination studios.

     The conversion from information to hologram is based on ABNH's ability to record light in an organized format. Coherent light, which is delivered by a laser, is best understood as light which has one wavelength of the visible spectrum and possesses a high degree of organization. The coherent light is split into two beams (the object beam and the reference beam) directed toward photo-resist treated glass. The object beam is interfered with by the information before continuing its travel toward the photo-resist treated glass. The reference beam is not interfered with and travels directly toward the photo-resist treated glass.

     The object beam then interferes with the reference beam, creating an interference pattern which is recorded on the light sensitive photo-resist glass. After developing the photo-resist glass, the film is re-illuminated approximating the original angle(s) of the reference beam. The resulting interference pattern within the film reflects some of the light, striking it into a re-creation of the pattern of light which originally came from the object beam, due to a property of light called diffraction. The reflected light, now organized, and containing all information that the object beam once carried, allows the viewer to see all of the information in three dimensions, true color or other desired effect.


     There are less complex methods of creating a hologram origination than the process described above. However, only the above process produces the clarity, depth perception, movement and mass replication properties capable of producing billions of holograms without measurable variance. The Company believes that these are essential components of secure holograms. The Company believes that its largest competitors in the security sector may use similar processes.


  Plate Making


     Once the originating process is completed, a plate is created in order to permit mass production. The "one-on" image is "step and repeated" to a pre-determined size with multiple identical images recorded on a photo-resist glass. The glass is then converted to a production plate in an electrolytic process where nickel is grown on the surface of the glass. Nickel is used because its molecular nature allows for an exact transfer of the origination to the production plate. The Company believes that its proprietary plate making process is an important component of its ability to mass produce its secure holograms.



     The electrolytic process creates different "generations" of plates prior to the production phase. Each generation, identical to the last, creates a more wear resistant plate for use in a mass production environment, thereby extending the useful life of the plate. The production plate will have varying degrees of hardness, depending upon the requirements of the customer.

  Mass Production

     No two customers employ the same custom origination or the same manufacturing specification. Manufacturing specifications are determined in collaboration with the customer. The Company and the customer enter into production planning where drawings and overall specifications are written and distributed to the various production departments.

     The Company employs two methods of mass-production of holograms. Hard embossing transfers images to an aluminum foil/polyester substrate through heat and pressure. The holographic plate actually forces ridges and grooves into the foil, which in turn diffract light.

     The other method of production is In-Situ Polymeric Replication. Using this method, a polymer is transferred to a substrate (polyester, polypropylene, etc.) which is then put in contact with the holographic plate so that holographic imagery is transferred. The material is then metallized in a vacuum deposition process.

     Finishing for both methods includes application of adhesive, and/or control numbering and cutting to delivered sizes. The completed hologram is then applied to the customer's intended product.

RESEARCH AND DEVELOPMENT

     ABNH regards its R&D efforts as integral to maintaining its competitive position in the areas of origination, replication and mass production of holograms. ABNH's research facilities, based in Elmsford, New York, employ six dedicated personnel. In connection with purchasing holograms, ABNH's customers, including both private companies and certain agencies of the United States government, have paid for a portion of the Company's R&D efforts in producing various products. The R&D effort is also responsible for both product development and manufacturing support.

     The following table provides brief summaries of the credentials of ABNH's senior R&D staff.

                                                                                                   YEARS
                                                                                                   WITH
NAME/TITLE                                   DEGREE                     PREVIOUS EXPERIENCE        ABNH
----------                                   ------                     -------------------        -----
LILY O'BOYLE                     Masters Degree, University of    Ms. O'Boyle began her career as   14
Director of Research             Delaware, 1981                   an origination lab technician
                                                                  and has held various positions
                                                                  in production and research with
                                                                  ABNH. Ms. O'Boyle is the
                                                                  inventor on numerous ABNH
                                                                  patents.
ANH NGUYEN                       Ph.D., University of Akron,      Before joining ABNH, Dr. Nguyen    6
Research Chemist/Materials       1980                             held positions with Dow
Scientist                                                         Chemical Form Physics and Napp
                                                                  Systems in various research and
                                                                  development functions.
DER KUAN KANG                    Ph.D., Tokyo Institute of        Dr. Kang's prior positions         3
Optical Research Physicist       Technology, 1991                 include Toppan Printing Co., in
                                                                  research for the period from
                                                                  1991 to 1995, and various
                                                                  engineering and research
                                                                  positions in Taiwan.

  PRODUCT DEVELOPMENT

     Over the past several years, members of the Company's R&D staff have developed a number of new products, including a tamper-apparent label and a tamper-apparent heat seal laminate for use in identification card and passport products. The Company is seeking to develop new ways to deliver higher resolution beyond what is currently available in the security sector of the holography market. Additionally, the development of machine-readable holograms has been a priority for the R&D department. The proliferation of machine-readable technology will enable holographic products to be compatible with optical bar code technology for a variety of applications, including both simple product validation or authentication and more sophisticated uses.

  MANUFACTURING SUPPORT

     The R&D department assists the manufacturing department in addressing various process and quality issues. The Company's R&D staff has also been involved in several manufacturing process improvements, including the discovery of a means to increase significantly the lifetime of nickel plate shims and the development of an automated plate layout program that has reduced layout time from two weeks to less than one day.

MANUFACTURING FACILITIES


     ABNH maintains secure hologram manufacturing facilities in Elmsford, New York and Huntingdon Valley, Pennsylvania. These facilities provide the Company with redundant mass production capability. The Company currently has 13 mass replication lines and expects to add 3 additional lines in the second half of 1998. Both the Elmsford and Huntingdon Valley facilities have a high level of security and are certified by, among others, MasterCard, VISA, Europay and certain agencies of the federal government (including the Department of State, the Department of Defense as well as certain security agencies). Such certification involves a series of tests of physical plant security, inventory tracking and employee screening. The Company believes that its existing facilities are adequate to meet its current requirements and that additional suitable space will be available as needed.



     The Company's 57,200 square foot facility at Elmsford, New York serves as the Company's headquarters, origination center and the manufacturing site for the mass production of numerous holographic products. Supporting the mass replication capabilities are 12 fully-equipped, proprietary laser laboratories.


     The Company's 30,000 square foot facility at Huntingdon Valley, Pennsylvania is dedicated to the mass production of security holograms. In 1997, this plant manufactured and distributed over 600 million holograms to the Company's customers, including MasterCard, VISA and Europay.

     Both facilities are monitored for security 24 hours a day, seven days a week. The Director of Security is responsible for the physical security of both facilities, access and egress, monitoring employee integrity, and safeguarding of machinery, materials, work-in-process and finished product until shipping. The security department identifies personnel to accompany all inter-plant shipments, witnesses material destruction and supervises the transfer of shipments to armored carriers.

     Each facility is equipped with full perimeter alarms enhanced by window glass break sensors, internal motion detectors and closed circuit video monitoring of security sensitive areas. The Elmsford facility is equipped with card access for all inter-departmental access and activity. Uniformed security personnel are on-site at all times for the Huntingdon Valley facility and during all non-working hours in the Elmsford facility.


     All electroformed plates and masters are completely accounted for, recorded and kept on file by a system that utilizes an audit trail inscribed into the master plate. All waste material is controlled and either pulverized in one of the manufacturing facilities or incinerated under the direction and observation of security personnel. All prospective employees undergo extensive background checks and pre-employment physicals which include reviewing past employment, credit history and criminal records and testing for alcohol or illegal drug use.


SALES AND MARKETING


     In 1997, ABNH provided holographic products to over 125 customers in more than 25 countries. The Company is the exclusive supplier of holograms to MasterCard pursuant to a five-year agreement that extends until February 2001. The agreement provides for automatic two-year renewal periods if not terminated by either party. In 1997, MasterCard accounted for approximately 44% of sales of the Company. The Company is one of only two authorized manufacturers of VISA holograms for sale to approved manufacturers of VISA cards, which in 1997 accounted for 24% of sales of the Company. In addition, the Company is the only hologram supplier approved by Diners Club, Discover and Europay. See "Risk Factors -- Dependence on Certain Customers."


     ABNH currently employs six full-time, incentive-compensated salespeople and two sales service personnel. ABNH also utilizes 25 incentive-based international sales agents and manufacturer representatives around the world.

     All pricing decisions are made centrally by ABNH's operating executives. The Company focuses certain of its marketing efforts on trade shows such as Expopak, the International Holographics Manufacturers Association trade show, the International Card Manufacturers Association trade show and the Card Tech/SecurTech trade show. In the future, the Company intends to participate in brand protection/packaging trade shows, both domestically and internationally.

     The Company maintains a customer support center that is staffed by three technical support representatives whose responsibility is to act as a liaison for the customer through all phases from design through implementation. Working with ABNH's chemists and engineering staff, the technical support representatives advise the customers on various matters including adhesives, application machinery, substrate chemistry, and physical attributes. Additionally, ABNH provides immediate technical field support when necessary and has, from time to time, sent support personnel to customers in international locations.

COMPETITION

     The holography industry is highly competitive and highly fragmented, with approximately 50 companies in the security sector. A number of the Company's competitors are larger or are divisions of larger companies, and have greater financial resources, than the Company. In the holography industry, competition is generally based on technology, price, product quality and customer service. The Company also competes with other non-holographic methods or devices. The Company believes its leading position in the security sector of the holography market is attributable to its years of technical expertise and experience in the mass production of secure holograms, as well as its reputation for secure facilities and inventory control systems.

TRADEMARKS AND PATENTS

     The Company utilizes a combination of patents, trade secrets and confidentiality agreements, as well as restricted access and other forms of intellectual property protection, to safeguard certain of its proprietary technology and processes. The Company also holds certain trademarks with respect to certain products and services. The Company's sales are not materially dependent upon its portfolio of patents and trademarks. Although the Company believes that its patents and trademarks have value and the Company has, from time to time, chosen to enforce its patents against others whom the Company believes are infringing, the Company believes that its future success will depend primarily on the innovation, technical expertise, production and marketing abilities of its personnel. There can be no assurance as to the degree of protection offered by the Company's patents, the success of any of the Company's enforcement actions or the likelihood that patents will be issued for pending applications.

     Competitors in the United States and foreign countries may have applied for or obtained, or may in the future apply for and obtain, patents that will prevent, limit or interfere with the Company's ability to make and sell some of its products.

EMPLOYEES

     As of March 31, 1998, the Company employed approximately 110 persons, of which 65 are covered by collective bargaining agreements. The Company considers its relations with its employees to be good.

LEGAL PROCEEDINGS

     On February 14, 1997, James Rigby, Trustee in Bankruptcy for Holosonics, Inc., Holotron Corp., Meadows Games, Inc. and Fire Diamond, Inc. commenced an adversary proceeding in the United States Bankruptcy Court for the Western District of Washington at Seattle against International Banknote Company,

Inc., American Banknote Company and ABNH. The complaint alleges that the defendants are indebted to the bankruptcy estate for royalty payments under a 1981 license and that the Company is liable for unpaid royalties for 1990 in the amount of $226,322, for 1991 in the amount of $853,582 and through July 1992 in the amount of $568,762, plus attorney's fees and interest on unpaid amounts.

     The plaintiff claims that pursuant to the 1981 arrangements, the Company is required to pay royalties through July 1992 of 5% on sales of holographic products using the patents covered by the license agreement for the origination of holographic images. The Company denies all liability in the case on several grounds, including that two of the three patents at issue expired on or before September 30, 1991 and any obligation to pay royalties terminated with the expiration of those patents and that the one remaining patent which expired in July 1992 had been held invalid in part and not infringed as to its other parts in prior litigation in the United States District Court for the Northern District of California, which binds the plaintiff and bars the Trustee from asserting claims against the Company. In addition, the Company claims that it utilizes processes differently from those of the licensed patents and that at the time the license agreement was executed by the Trustee, the debtors did not own the patents and the license is therefore invalid and cannot be enforced.

     The Company currently and from time to time is involved in litigation incidental to the conduct of its business, but the Company is not a party to any lawsuit or proceeding which, in the opinion of the Company, is likely to have a material adverse effect on the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information concerning the persons who are expected to be the directors and executive officers of the Company prior to the Offering. All directors hold office until the next annual meeting of shareholders or until their successors have been elected and qualified. Officers are appointed by the Board of Directors and serve at the discretion of the Board.

                 NAME                   AGE                 POSITION(S)
                 ----                   ---                 -----------
Morris Weissman.......................   56    Chairman of the Board and Chief
                                                 Executive Officer
Joshua C. Cantor......................   38    President and Director
Richard P. Macchiarulo................   36    Vice President -- Finance
Jeffrey N. Dugal......................   41    Vice President -- Operations

     MORRIS WEISSMAN, CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER: Morris Weissman has been Chairman of the Board and Chief Executive Officer of the Company since 1990. He is also the Chairman of the Board and Chief Executive of ABN, and serves as a trustee of the Jackie Robinson Foundation and the Business Council for the United Nations. Mr. Weissman concentrates on financing matters, strategy, joint ventures and acquisitions, as well as working with certain of the Company's international sales agents. It is expected that Mr. Weissman will devote approximately 20% of his time to ABNH.

     JOSHUA C. CANTOR, PRESIDENT AND DIRECTOR: Joshua C. Cantor has been President of the Company since May 1997 and a director since May 1998, and is responsible for all day-to-day operations of the Company. Prior to that, Mr. Cantor was Executive Vice President and General Manager of the Company from November 1995 to May 1997. Before joining ABNH, Mr. Cantor was Executive Vice President -- Worldwide Sales of ABN from 1994 to 1995, and Senior Vice President -- Commercial Sales of ABN from 1992 to 1994.

     RICHARD P. MACCHIARULO, CPA, VICE PRESIDENT -- FINANCE: Richard P. Macchiarulo has been Vice President -- Finance of the Company since June 1997. Prior to that, Mr. Macchiarulo served as Director of Financial Reporting and Budgets for ABN from April 1988 to June 1997. He is a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants.

     JEFFREY N. DUGAL, VICE PRESIDENT -- OPERATIONS: Jeffrey N. Dugal has been Vice President -- Operations of the Company since July 1997. Prior to that, Mr. Dugal was the operations manager for a division of Illinois Tool Works from 1994 to 1997. Prior to that, he was director of manufacturing for Midwest Film Corporation from 1991 to 1994. Mr. Dugal earned a B.S. in Mechanical Engineering from the Massachusetts Institute of Technology.

     It is anticipated that prior to or concurrently with the consummation of the Offering, Stephen A. Benton, C. Gerald Goldsmith and Jeffrey S. Silverman will be elected as independent directors. Certain officers of the Parent currently serve as directors and executive officers of the Company, and will resign prior to or concurrently with the consummation of the Offering.


     STEPHEN A. BENTON: Mr. Benton, age 56, is a Professor of Media Arts and Sciences at the Massachusetts Institute of Technology, where he has been a faculty member since 1982. He is a fellow of the Optical Society of America and the Society for Imaging Science and Technology.


     C. GERALD GOLDSMITH: Mr. Goldsmith, age 69, has been an independent investor and financial advisor for over 20 years. He is a director of ABN, Innkeepers USA Trust, Meditrust Corporation, Nine West Group, Inc., Plymouth Rubber Company, Inc. and Palm Beach National Bank & Trust Company. He is also Chairman of the Intracoastal Health Foundation.


     JEFFREY S. SILVERMAN: Mr. Silverman, age 52, has been an independent investor and financial advisor since 1997. He had been Chief Executive Officer of PLY GEM Industries, Inc., a building products supplier, since 1983 and was its Chairman of the Board from 1986 to 1997.

BOARD OF DIRECTORS

  Compensation Committee Interlocks and Insider Participation

     Mr. Weissman and one independent director will serve as members of the Company's Compensation Committee. Prior to the Offering, the Company did not have a Compensation Committee and compensation decisions were made primarily by Mr. Weissman.

  Audit Committee

     The independent directors will serve as the Company's Audit Committee.

  Non-Employee Director Compensation

     Each member of the Board of Directors who is not an officer or an owner or the representative of an owner of more than 5% of the outstanding Common Stock will receive compensation of $1,500 per meeting for serving on the Board of Directors. The Company also will reimburse Directors for any expenses incurred in attending meetings of the Board of Directors and the committees thereof. Upon their election to the Board of Directors or the closing of the Offering (whichever is later), each non-employee Board member will be granted options to purchase 15,000 shares of the Common Stock. Such options will be exercisable at the fair market value of the Common Stock at the date of grant. These options will become vested and exercisable for up to 33% of the total optioned shares upon the first anniversary of the grant of the options and for an additional 33% of the total optioned shares upon each succeeding anniversary until the option is fully exercisable at the end of the third year.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

     Compensation of Named Executive Officers. The following table provides certain summary information for the twelve months ended December 31, 1997 concerning compensation paid or accrued by the Company to, or on behalf of, the Company's Chief Executive Officer and President (the "Named Executive Officers"). None of the Company's other executive officers earned salary and bonus in excess of $100,000 during such period.

                                                               ANNUAL COMPENSATION
                                                        ----------------------------------
                                                                                 OTHER
                                                                                 ANNUAL
                                                         SALARY     BONUS     COMPENSATION
NAME AND PRINCIPAL POSITION                      YEAR     ($)        ($)          ($)
---------------------------                      ----   --------   --------   ------------
Morris Weissman, Chairman of the Board and
  Chief Executive Officer......................  1997   $      0   $      0        $0
Joshua C. Cantor, President....................  1997    250,000     25,000         0

     Option Grants, Exercises and Fiscal Year-end Values. No stock options were granted, exercised or outstanding during the fiscal year ended December 31, 1997.

1998 STOCK INCENTIVE PLAN

     The Company's Board of Directors intends to adopt the 1998 Stock Incentive Plan (the "1998 Plan") for the Company's officers and employees. The Board of Directors has discretionary authority, subject to certain restrictions, to administer the 1998 Plan, including, but not limited to, determining the individuals to whom, the times at which and the exercise price for which options will be granted. The total number of shares reserved for issuance under the 1998 Plan will be an amount equal to 10% of the Company's outstanding shares of Common Stock. Of the initial amount of 1,363,000 shares reserved for issuance under the 1998 Plan, it is anticipated that options for approximately 915,000 will be issued upon the effective date of the Offering. The exercise price of options granted under the 1998 Plan may not be less than 100% of the fair market value (or not less than 110% of the fair market value as to any individual who, at the time the option is granted, owned more than 10% of the total combined voting power of all classes of stock of the Company) of the Common Stock on the date such option was granted. Options granted under the 1998 Plan generally are not transferable by the option holders. Options granted under the 1998 Plan typically either will become vested and exercisable for up to 33 1/3% of the total optioned shares upon each succeeding anniversary (until the option is fully exercisable at the end of the third year) or, if immediately vested, will be exercisable for restricted shares of Common Stock with restrictions lapsing with respect to 33 1/3% of such shares upon each succeeding anniversary (until all restrictions expire at the end of the third year). Generally, the unexercised portion of any option automatically terminates upon the earlier of (i) termination of the optionee's employment with the Company, (ii) the expiration of 90 days from the date his employment with the Company terminates for any reason other than cause, death or disability
(iii) the expiration of one year after the optionee's death or (iv) the expiration of the option. Upon the sale, merger or liquidation of the Company, outstanding options may be exercised immediately prior to the consummation of such a transaction, whether or not vested as of such date of consummation.

     The Company intends to file a registration statement on Form S-8 under the Securities Act of 1933, as amended (the "Securities Act") to register all shares of Common Stock issuable under the 1998 Plan. Such a registration statement is expected to be filed on or shortly after the closing date of the Offering and will be effective upon filing.

DEFINED CONTRIBUTION PLAN

     The Company has established a profit sharing plan (the "401(k) Plan") under
Section 401(k) of the Internal Revenue Code of 1986, as amended, for all eligible employees. Under the 401(k) Plan, all employees generally are permitted to defer compensation up to a maximum of 20% of their income. However, "highly compensated employees" (currently, meaning employees who earn over $80,000 annually) will be limited to a lower percentage imposed by applicable tax regulations. The 401(k) Plan provides for a contribution by the Company equal to 1% of a participant's compensation, as well as a discretionary profit-sharing employer contribution. The Company's contributions are fully vested after three years of service by an employee.

CONTINUED PARTICIPATION IN ABN PLAN


     Certain employees of the Company will retain their right to benefits under ABN's defined benefit retirement plan, but will not be eligible for any additional benefits. No contributions are currently required in order to provide those benefits. Pursuant to the Employee Benefits Allocation Agreement described under "Certain Relationships and Related Transactions," if contributions should be required in the future, including any contribution necessary to fully fund plan benefits on termination of the plan, the amount of such contributions will be paid by ABN.


EMPLOYMENT AGREEMENTS

     Following the Offering, the Company intends to enter into employment agreements with each of the Named Executive Officers and certain other officers of the Company. Such employment agreements prohibit each of the respective officers from competing with the Company for a period of one year after termination of employment.


     Mr. Weissman will be a party to an employment agreement with the Company pursuant to which he will serve as Chief Executive Officer of the Company. Under the terms of Mr. Weissman's employment agreement, he will be entitled to receive an annual base salary of $1. The agreement provides that Mr. Weissman may receive an annual bonus based on certain performance measures of the Company, including return on equity, operating income and net income, payable at the discretion of the Board of Directors or the Compensation Committee. The bonus may be paid in stock options, restricted stock or cash. Pursuant to the employment agreement, Mr. Weissman will be granted stock options under the 1998 Plan to purchase up to 400,000 shares of the Common Stock at an exercise price equal to the initial public offering price. Subsequent grants of options to Mr. Weissman during the term of the employment agreement will be at the discretion of the Board of Directors or the Compensation Committee. Mr. Weissman's employment agreement will be effective as of the closing of the Offering, and will terminate on December 31, 2000, subject to automatic renewal at the end of the term for an additional period of two years, unless the Company gives written notice at least six months prior to the end of the term of its election to terminate such employment at the end of such term (hereinafter, a "Non-Renewal"). In the event that Mr. Weissman's employment with the Company is involuntarily terminated following a merger, acquisition or other similar event involving the Company, the agreement provides that the Company will pay Mr. Weissman a severance payment of $1,000,000.

     Mr. Cantor will be a party to an employment agreement with the Company pursuant to which he will serve as President of the Company. Under the terms of Mr. Cantor's employment agreement, he will be entitled to receive an annual base salary of $250,000. At the discretion of the Board of Directors, such base salary will be increased by not less than 6% during each year of the term of the employment agreement. The employment agreement provides that Mr. Cantor may receive a bonus of up to $250,000 per annum at the discretion of the Board of Directors or the Compensation Committee. Pursuant to the employment agreement, Mr. Cantor will be granted stock options under the 1998 Plan to purchase up to 200,000 shares of the Common Stock at an exercise price equal to the initial public offering price. Subsequent grants during the term of the employment agreement will be at the discretion of the Board of Directors or the Compensation Committee. Mr. Cantor's employment agreement will be effective as of the closing of the Offering, and will terminate on December 31, 2000, with an automatic renewal provision of two years, subject to Non-Renewal. In the event that Mr. Cantor's employment with the Company is involuntarily terminated following a merger, acquisition or other similar event involving the Company, the agreement provides that the Company will pay Mr. Cantor a severance payment of $500,000.

     Mr. Macchiarulo will be a party to an employment agreement with the Company pursuant to which he will serve as Vice President -- Finance of the Company. Under the terms of Mr. Macchiarulo's employment agreement, he will be entitled to receive an annual base salary of $110,000. At the discretion of the Board of Directors, such base salary will be increased by not less than 6% during each year of the term of the employment agreement. The employment agreement provides that Mr. Macchiarulo may receive a bonus of up to $60,000 per annum at the discretion of the Board of Directors or the Compensation Committee. Pursuant to the employment agreement, Mr. Macchiarulo will be granted stock options under the 1998 Plan to purchase up to 40,000 shares of the Company's Common Stock at an exercise price equal to the initial public offering price. Subsequent grants during the term of the employment agreement will be at the discretion of the Board of Directors or the Compensation Committee. Mr. Macchiarulo's employment agreement will be effective as of the closing of the Offering, and will terminate on December 2000, subject to automatic renewal at the end of the term for an additional period of two years, subject to Non-Renewal. In the event that Mr. Macchiarulo's employment with the Company is involuntarily terminated following a merger, acquisition or other similar event involving the Company, the agreement provides that the Company will pay Mr. Macchiarulo a severance payment of $220,000.

     Jeffrey Dugal will be party to an employment agreement with the Company pursuant to which he will serve as Vice President -- Operations of the Company. Under the terms of Mr. Dugal's employment agreement, he will be entitled to receive an annual base salary of $120,750. At the discretion of the board of directors, such base salary will be increased by not less than 6% during each year of the term of the employment agreement. The employment agreement provides that Mr. Dugal may receive a bonus of up to $60,000 per annum, at the discretion of the Board of Directors or the Compensation Committee. Pursuant to the employment agreement, Mr. Dugal will be granted stock options under the 1998 Plan to purchase up to 40,000 shares of the Company's Common Stock at an exercise price equal to the initial public offering price. Subsequent grants during the term of the employment agreement will be at the discretion of the Board of Directors or the Compensation Committee. Mr. Dugal's employment agreement will be effective as of the closing of the Offering, and will terminate on December 31, 2000, subject to automatic renewal at the end of the term for an additional two years, subject to Non-Renewal. In the event that Mr. Dugal's employment with the Company is involuntarily terminated following a merger, acquisition or other similar event involving the Company, the agreement provides that the Company will pay Mr. Dugal a severance payment of $240,000.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Prior to the Offering, the Company was a wholly-owned subsidiary of ABN. ABN will not own any of the Common Stock following the Offering. Cash accounts for the Company have been controlled on a centralized basis by ABN and, accordingly, cash receipts and disbursements have been received or made through ABN and are recorded as due from Parent and affiliates. Subsequent to the Offering, the Company will maintain its own centralized cash management system.


     In the ordinary course of business, cash is provided to the Parent by way of intercompany advances to service its debt obligations and for general corporate purposes. This practice will continue until consummation of the Offering and will be discontinued after such time. Upon consummation of the Offering, such advances will be cancelled and forgiven. The amount of such advances in the year ended December 31, 1997 was $2.9 million and in the three months ended March 31, 1998 was $9.9 million.


     In connection with the Offering, the Company and ABN will enter into a number of agreements for the purpose of ensuring an orderly transition period and defining their ongoing relationships following the Offering. Additional or modified agreements, arrangements and transactions may be entered into by the Company and ABN following the consummation of the Offering.

     Any future agreements, arrangements and transactions between the Company and ABN will be determined through negotiation between the Company and ABN and will not be on terms less favorable to the Company than can reasonably be obtained in arms-length transactions with independent third parties. The terms will be approved by a majority of the Company's independent directors or will be consistent with policies approved by such independent directors.

     Set forth below are summaries of arrangements, transactions and agreements between the Company and ABN. Copies of such agreements are included as exhibits to the Company's Registration Statement on Form S-1, of which this Prospectus is a part, and the following discussions with respect to such agreements are qualified in their entireties by reference to the agreements as filed with the Securities and Exchange Commission (the "Commission").

SEPARATION AGREEMENT


     The Company and ABN expect to enter into a separation agreement (the "Separation Agreement") which will include cross-indemnification provisions and be effective upon the closing of the Offering. The Separation Agreement will provide that (i) the Company generally will indemnify ABN (including its officers, directors, employees and affiliates) against substantially all costs, liabilities and expenses relating to the conduct by the Company of its business after closing of the Offering, and the Offering, including as a result of guarantees by ABN of any obligations of the Company, (ii) ABN will indemnify the Company against substantially all costs, liabilities and expenses relating to the business of ABN, including as a result of guarantees by the Company of any obligations of ABN, (iii) the Company will owe (without markup or markdown) ABN after the consummation of the Offering for any goods or services purchased from or through ABN prior to consummation but not paid for prior to such consummation, (iv) in connection with the Offering, ABN will cause its lenders to release any guaranty or obligation by the Company relating to ABN's debt, all liens on the Company's assets and the Common Stock to be sold by ABN pursuant to the Offering, and (v) immediately prior to the consummation of the Offering, the Company will have a nominal amount of unrestricted cash and prior to the closing date ABN shall be entitled to all unrestricted cash on hand.



     Upon consummation of the Offering, the Company will no longer qualify to be a member of the ABN consolidated group for purposes of filing federal, state or local income tax returns. Under the Separation Agreement, ABN will indemnify and hold harmless the Company for all federal, foreign, state and local franchise, income, sales, use, transfer and other tax liabilities or obligations, including interest and penalties ("Taxes"), attributable to ABN consolidated group activities (other than activities of the Company) for all periods (whether before or after the closing of the Offering). Similarly, the Company will indemnify and hold harmless ABN for all Taxes attributable to activities of the Company for all periods after the closing of the Offering. The Separation Agreement also provides for certain other matters relating to Taxes of ABN and the Company, including the obligation of the Company to assign to ABN all refunds of Taxes for which ABN indemnifies the Company.

LICENSE AGREEMENT


     The Company and ABN expect to enter into a cross-license agreement (the "License Agreement"), effective upon the closing of the Offering, pursuant to which the Company will continue to have the right to use of the "American Bank Note" name in connection with its current business and any other business conducted by the Company within the holography industry for an annual fee of $1 per year. The one-year term commencing on the Closing Date will be automatically renewed for consecutive one-year periods at the end of each term. Also, the Company and ABN will grant to each other perpetual royalty-free licenses for any patents, trademarks or other proprietary technology used by the other in its respective business. The Company will agree in the License Agreement not to use the name "American Bank Note" in connection with any company, business, enterprise or venture outside of the holography industry, and not to sub-license the name to third parties.


TRANSITIONAL SERVICES AGREEMENT


     The Company and ABN expect to enter into a transitional services agreement (the "Transitional Services Agreement") effective concurrently with the Offering under which ABN agrees to provide or cause to be provided to the Company certain specified corporate and administrative services for a transitional period after the Offering, including treasury functions, tax planning and compliance, financial reporting, risk management, human resources and legal and related services (the "Services"). The Transitional Services Agreement provides that the Services will be provided in exchange for fees which will be no greater than the Parent's costs for such Services. The period for which ABN will provide the Services will be for one year, terminable by the Company on 30 days written notice. The Company shall indemnify ABN (including its officers, directors, employees and affiliates) from any and all claims, losses, demands and actions arising out of the Services to be performed by ABN.



EMPLOYEE BENEFITS ALLOCATION AGREEMENT



     The Company and ABN expect to enter into an employee benefits allocation agreement (the "Employee Benefits Allocation Agreement"), effective upon the closing of the Offering, to govern the allocation of responsibilities and costs regarding employee benefit plans and related matters following the Offering. The Employee Benefits Allocation Agreement provides that the Company shall establish new benefit and insurance plans for its employees following the Offering, and will cooperate with ABN with respect to certain shared responsibilities during the transitional period following the Offering. ABN will be solely responsible for any contributions that may be required following the Offering for employees of the Company who were covered under ABN's defined benefit retirement plan.

                       PRINCIPAL AND SELLING STOCKHOLDERS


     The following table sets forth as of June 5, 1998, and as adjusted to give effect to the sale of Common Stock offered hereby, certain information regarding beneficial ownership of the Company's Common Stock by (i) each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director, (iii) each of the Named Executive Officers and (iv) all directors and executive officers as a group. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated. Prior to the Offering, the Company was a wholly-owned subsidiary of ABN. ABN is selling all of its shares of Common Stock in the Offering.



                                                      PRIOR TO OFFERING(1)      AFTER OFFERING(1)
                                                     -----------------------   --------------------
NAME                                                   NUMBER     PERCENTAGE   NUMBER    PERCENTAGE
----                                                 ----------   ----------   -------   ----------
American Banknote Corporation(2)...................  13,636,000      100%           --      0.0%
Morris Weissman(3).................................          --                400,000      2.8%
Joshua C. Cantor(3)................................          --                200,000      1.4%
Richard P. Macchiarulo(3)..........................          --                 40,000        *
Jeffrey N. Dugal(3)................................          --                 40,000        *
All executives and officers and directors as a
  group (4 persons)(3).............................          --                680,000      4.7%


---------------

  * Less than 1%.
(1) Beneficial ownership is determined in accordance with the rules of the Commission, and includes general voting power and/or investment power with respect to securities. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of the date hereof ("Currently Exercisable Options") are deemed outstanding for computing the percentage beneficially owned by the person holding such options.
(2) The address of American Banknote Corporation is 200 Park Avenue, New York, New York 10166.

(3) Represents shares issuable pursuant to Currently Exercisable Options. The Currently Exercisable Options are subject to certain restrictions contained in the 1998 Plan (as defined herein). See "Management -- Stock Incentive Plan." Excludes 2,757,096 shares, of which 873,501 represent ABN options and warrants exercisable within 60 days, and 46,873 shares of ABN beneficially owned by Mr. Weissman and Mr. Cantor, respectively.

                          DESCRIPTION OF CAPITAL STOCK

     The following summary description of the capital stock of the Company is qualified by reference to the forms of the ABNH Certificate of Incorporation (the "Certificate") and Bylaws, as both will be amended prior to the Offering. The Certificate and By-laws as they currently exist are filed as exhibits to the Registration Statement of which this Prospectus is a part.


     The Company's authorized capital stock currently consists of 10,000 shares of Common Stock, $.01 par value. The Company's authorized capital stock will consist of 30,000,000 Shares of Common Stock, $.01 par value, and 5,000,000 shares of Preferred Stock, $.01 par value per share (the "Preferred Stock").


COMMON STOCK


     Holders of shares of Common Stock will be entitled to one vote for each share held of record on matters to be voted on by the holders of Common Stock and will not have cumulative voting rights. Accordingly, the holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of shares of Common Stock will be entitled to receive dividends when, as and if declared by the Board of Directors, subject to any preferential dividend rights of outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in the assets of the Company legally available for distribution to its shareholders, subject to the prior rights of any outstanding Preferred Stock. Holders of Common Stock will have no preemptive, subscription, redemption or conversion rights. All of the issued and outstanding shares of Common Stock are, and all shares of Common Stock to be sold in this Offering will be, duly authorized, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.


PREFERRED STOCK


     The Board of Directors of the Company is authorized to issue, by resolution and without any action by stockholders, up to 5,000,000 shares of Preferred Stock and may establish the designations, dividend rights, dividend rate, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms and all other preferences and rights of any series of Preferred Stock, including rights that could adversely affect the voting power of the holders of the Common Stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change of control of the Company. The Company has no present plans to issue any shares of Preferred Stock.



     The authorized shares of Preferred Stock, as well as the authorized but unissued shares of Common Stock, will be available for issuance without further action by stockholders of the Company, unless such action is required by applicable law or the rules of any stock exchange or quotation system on which the Company's securities may be listed or quoted.


LIMITATION ON LIABILITY


     As permitted by the Delaware General Corporation Law ("DGCL"), the Company's Certificate of Incorporation will provide that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that such prohibition shall not apply to any liability of a director (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividends, or unlawful stock purchase or redemption under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

  Delaware Law

     The Company is subject to the provisions of Section 203 ("Section 203") of the DGCL. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder", unless the business combination is approved in a prescribed manner. A "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an "interested stockholder," transactions with an "interested stockholder" involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an "interested stockholder's" percentage ownership of stock. An "interested stockholder" is a person and his associates and affiliates who owns 15% or more of the corporation's outstanding voting stock, or who is an affiliate or associate of the corporation and owns (or, in certain cases, within three years prior, did own) 15% or more of the corporation's outstanding voting stock. Under Section 203, a business combination between the Company and an "interested stockholder" is prohibited unless it satisfies one of the following conditions: (i) the Company's Board of Directors must have previously approved either the business combination or the transaction that resulted in the stockholder becoming an "interested stockholder"; or (ii) upon consummation of the transaction that resulted in the stockholder becoming an "interested stockholder", the "interested stockholder" owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced (excluding, for purposes of determining the number of shares outstanding, shares owned by (a) persons who are directors and also officers and (b) employee stock plans, in certain instances); or (iii) the business combination is approved by the Board of Directors and authorized at an annual or special meeting of the shareholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder".

  Special Meetings

     The By-Laws will provide that special meetings of shareholders for any purpose or purposes can be called only upon the request of the Chairman of the Board or the written consent of three-quarters of the entire Board.

  Number of Directors; Removal; Filling Vacancies

     The By-Laws will provide that the number of directors shall be not less than two nor more than 12; provided, however, that no decrease in the number of directors shall have the effect of shortening the term of any incumbent director. Any vacancy occurring in the Board caused by death, resignation, removal or otherwise, and any newly created directorship resulting from an increase in the number of directors, may be filled only by the affirmative vote of at least a majority of the directors then in office, although such directors are less than a quorum, or by the sole remaining director. Furthermore, the By-Laws will provide that any one or more of the directors of the Company may be removed from office only for cause and only by the affirmative vote of three-quarters of the entire Board of Directors or by the affirmative vote of two-thirds of the votes represented by the issued and outstanding shares of the Company entitled to vote at a meeting called for such purpose.

     The provisions of the By-Laws governing removal may have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of the Company, or of attempting to change the composition or policies of the Board of Directors, even though such attempt might be beneficial to the Company or its shareholders. These provisions of the By-Laws could thus increase the likelihood that incumbent directors will retain their positions.

  Amendment of Company By-Laws

     In order to adopt, repeal, alter or amend the provisions set forth therein, the By-Laws will require the unanimous written consent of all directors or the affirmative vote of a majority of the entire Board of Directors acting at a regular or special meeting called by written notice, which written notice shall include notice of the proposed action to amend the By-Laws, or by the affirmative vote of a majority of votes represented by the issued and outstanding shares of the Company entitled to vote at a meeting called for such purpose.

  Advance Notice Provisions for Shareholder Nominations and Proposals

     The By-Laws will establish an advance notice procedure for shareholders to make nominations of candidates for election as director, or to bring other business before an annual or special meeting of shareholders of the Company. The By-Laws will provide that only persons nominated by, or at the direction of, a majority of the Board of Directors, or by a shareholder who has given timely written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, will be eligible for election as directors of the Company. Furthermore, the By-Laws will provide that at an annual meeting, only such business may be conducted as has been brought before the meeting by, or at the direction of, a majority of the Board of Directors or by a shareholder who has given timely written notice to the Secretary of the Company of such shareholder's intention to bring such business before such meeting. Under the By-Laws, to be timely, notice of shareholder nominations or proposals to be made at an annual meeting must be received by the Company not less than 60 days nor more than 90 days prior to the scheduled annual meeting (or, if less than 70 days' notice or prior public disclosure of the date of the scheduled annual meeting is given, not later than the close of business on the 10th day following the earlier of (i) the day such notice was mailed or (ii) the day such public disclosure was made).

     Under the By-Laws, a shareholder's notice to the Company proposing to nominate a person for election as a director must contain certain information about the nominating shareholder and the proposed nominee. Similarly, a shareholder's notice relating to the conduct of business other than the nomination of directors must contain certain information about such business and about the proposing shareholder. If a majority of the directors determine that a person was not nominated, or if the Chairman of the Board or other presiding officer of the annual meeting determines that other business was not brought before the meeting, in accordance with the By-Laws, such person will not be eligible for election as a director, or such business will not be conducted at such meeting, as the case may be.

     By requiring advance notice of nominations by shareholders, the By-Laws afford the Board an opportunity to consider the qualifications of the proposed nominee and, to the extent deemed necessary or desirable by the Board, to inform shareholders about such qualifications. By requiring advance notice of other proposed business, the By-Laws also provide an orderly procedure for conducting annual meetings of shareholders and, to the extent deemed necessary or desirable by the Board, provides the Board with an opportunity to inform shareholders, prior to such meetings, of any business proposed to be conducted at such meetings, together with any recommendations as to the Board's position regarding action to be taken with respect to such business, so that shareholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

     Although the Certificate of Incorporation does not give the Board any power to approve or disapprove shareholder nominations of the election of directors or proposals for action, the foregoing provisions may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to the Company and its shareholders.

  Unanimous Written Consent Provisions

     The Certificate of Incorporation will provide that any action required or permitted to be taken by the holders of Common Stock at any meeting of shareholders of the Company may be taken without a meeting only by unanimous written consent signed by the holders of all the outstanding shares of Common Stock.

TRANSFER AGENT AND REGISTRAR


     The transfer agent and registrar for the Common Stock will be American Stock Transfer & Trust Co.

                                  UNDERWRITING


     The Underwriters named below represented by NationsBanc Montgomery Securities LLC, Lazard Freres & Co. LLC, Raymond James & Associates Inc. and Smith Barney Inc. (the "Representatives"), have severally agreed, subject to the terms and conditions set forth in the Underwriting Agreement, to purchase from the Company the number of shares of Common Stock opposite their respective names below at the initial public offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters are committed to purchase all of such shares, if any are purchased.



                                                              NUMBER OF
UNDERWRITERS                                                    SHARES
------------                                                  ----------
NationsBanc Montgomery Securities LLC.......................
Lazard Freres & Co. LLC.....................................
Raymond James & Associates, Inc. ...........................
Smith Barney Inc. ..........................................
                                                              ----------
          Total.............................................  13,636,000
                                                              ==========


     The Representatives have advised the Company that the Underwriters propose initially to offer the Common Stock to the public on the terms set forth on the cover page of this Prospectus. The Underwriters may allow to selected dealers a
concession of not more than $       per share, and the Underwriters may allow,
and such dealers may reallow, a concession of not more than $       per share to
certain other dealers. After this Offering, the offering price and other selling terms may be changed by the Representatives. The shares of Common Stock are offered subject to receipt and acceptance by the Underwriters, and to certain other conditions, including the right to reject orders in whole or in part.

     The Company has granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to a maximum of 2,045,400 additional shares of Common Stock to cover over-allotments, if any, at the offering price less the Underwriting Discount set forth on the cover page of this Prospectus. To the extent the Underwriters exercise this option, each of the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments made in connection with the Offering.

     The directors and officers of the Company have agreed that for a period of 180 days after the date of this Prospectus they will not, without the prior written consent of NationsBanc Montgomery Securities LLC, directly or indirectly, sell, offer, contract or grant an option to sell (including, without limitation, any short sale), pledge, transfer, establish an open put equivalent position or otherwise dispose of any shares of Common Stock, options or to acquire shares of Common Stock or securities exchangeable or exercisable or convertible into shares of Common Stock held by them except gifts and pledges of shares where the donee or pledgee, as the case may be, agrees in writing to be bound by the terms of such agreement.


     The Company has agreed not to issue, offer, sell, grant options to sell or otherwise dispose of any of the Company's equity securities or any other securities convertible into or exchangeable for its equity securities for a period of 180 days after the effective date of the Offering without the prior written consent of NationsBanc Montgomery Securities LLC, subject to certain exceptions, including shares of Common Stock offered hereby, and grants and exercises of stock options under the Company's 1998 Plan. Additionally, ABN has agreed not to offer, sell, grant options to sell or otherwise dispose of any of the Company's equity securities or any other securities convertible into or exchangeable for its equity securities for a period of 180 days after the effective date of the Offering without the prior written consent of NationsBanc Montgomery Securities LLC, subject to certain exceptions, including shares of Common Stock offered hereby.



     The Underwriting Agreement provides that the Company and ABN will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof. The Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     The Representatives have informed the Company that the Underwriters do not expect to make sales to accounts over which they exercise discretionary authority in excess of 5% of the number of shares of Common Stock offered hereby.

     Prior to the Offering, there has been no public market for the Common Stock. Consequently, the initial public offering price has been determined by negotiations among the Parent, the Company and the Representatives. Among the factors considered in such negotiations were the history of, and prospects for, the Company and the industry in which it competes, an assessment of the Company management, its past and present operations and financial performance, the prospects for future earnings of the Company, the present state of the Company's development, the general conditions of the securities markets at the time of the Offering, the market prices of and demand for publicly traded common stocks of comparable companies in recent periods and other factors deemed relevant.


     The Representatives have advised the Company that, pursuant to Regulation M under the Securities Act, certain persons participating in the Offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of the Common Stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the Common Stock on behalf of the Underwriters for the purpose of fixing or maintaining the price of the Common Stock. A "syndicate covering transaction" is the bid for or the purchase of the Common Stock on behalf of the Underwriters to reduce a short position incurred by the Underwriters in connection with the Offering. A "penalty bid" is an arrangement permitting the Representatives to reclaim the selling concession otherwise accruing to an Underwriter or syndicate member in connection with the Offering if the Common Stock originally sold by such Underwriter or syndicate member is purchased by the Representatives in a syndicate covering transaction and has therefore not been effectively placed by such Underwriter or syndicate member. The Representatives have advised the Company that such transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.



     If the Underwriters create a short position in the Common Stock in connection with the Offering, i.e., if they sell more shares of Common Stock than are set forth on the cover of this Prospectus, the Representatives may reduce that short position by purchasing Common Stock on the New York Stock Exchange or otherwise. The Representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above.


     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

     Neither the Company nor any of the Underwriters makes any representation or predictions as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

                                 LEGAL MATTERS

     The validity of the issuance of the Common Stock offered hereby will be passed upon for the Company by Paul, Hastings, Janofsky & Walker LLP, New York, New York. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Fried, Frank, Harris, Shriver & Jacobson, a partnership including professional corporations, New York, New York.

                                    EXPERTS

     The financial statements as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 included in this Prospectus and the related financial statement schedule included elsewhere in the Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the Registration Statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement (which terms shall include any amendment thereto) on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. The Registration Statement, including exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, Room 1024, N.W., Washington, D.C. 20549 and copies may be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C., and may be electronically accessed at the Commission's site on the World Wide Web at http://www.sec.gov. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
Financial Statements for the Years Ended December 31, 1995,
  1996 and 1997:
          Independent Auditors' Report......................   F-2
          Statements of Income..............................   F-3
          Balance Sheets....................................   F-4
          Statements of Stockholder's Equity................   F-5
          Statements of Cash Flows..........................   F-6
          Notes to Financial Statements.....................   F-7

Unaudited Condensed Financial Statements for the Three
  Months Ended March 31, 1997 and 1998:
          Condensed Statements of Income -- Unaudited.......  F-16
          Condensed Balance Sheets -- Unaudited.............  F-17
          Statement of Stockholder's Equity -- Unaudited....  F-18
          Condensed Statements of Cash Flows -- Unaudited...  F-19
          Notes to Unaudited Condensed Financial
          Statements........................................  F-20

                          INDEPENDENT AUDITORS' REPORT

     The accompanying financial statements give effect to the consummation of the 1,363.6 to one stock split of the Company's outstanding Common Stock that is expected to take place prior to the consummation of the proposed offering of securities. The following report is in the form that will be furnished by Deloitte & Touche LLP upon consummation of the stock split and the related increase in authorized shares of the Company's outstanding Common Stock described in Note K to the financial statements.

"To the Board of Directors and Stockholder of American Bank Note Holographics, Inc.
  New York, New York

     We have audited the accompanying balance sheets of American Bank Note Holographics, Inc., a wholly-owned subsidiary of American Banknote Corporation, as of December 31, 1996 and 1997, and the related statements of income, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of American Bank Note Holographics, Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


March 17, 1998 (except as to Note K, the date of which is June   , 1998)

New York, New York"

Deloitte & Touche LLP

June 8, 1998

New York, New York

                     AMERICAN BANK NOTE HOLOGRAPHICS, INC.

                              STATEMENTS OF INCOME

                                                                YEAR ENDED DECEMBER 31,
                                                              ---------------------------
                                                               1995      1996      1997
                                                              -------   -------   -------
                                                                 (IN THOUSANDS, EXCEPT
                                                                    PER SHARE DATA)
Sales.......................................................  $27,865   $28,649   $30,915
                                                              -------   -------   -------
Costs and expenses:
  Cost of goods sold........................................   13,787    15,034    11,912
  Selling and administrative................................    4,576     4,711     6,001
  Depreciation and amortization.............................    1,203     1,141     1,136
                                                              -------   -------   -------
                                                               19,566    20,886    19,049
                                                              -------   -------   -------
                                                                8,299     7,763    11,866
Other, net
  Royalty income............................................      103       128       785
  Intercompany interest income..............................      305       305       305
  Other income..............................................       10        68        36
  Interest expense..........................................                         (159)
                                                              -------   -------   -------
                                                                  418       501       967
                                                              -------   -------   -------
Income before income taxes..................................    8,717     8,264    12,833
Income taxes................................................    3,663     3,444     5,294
                                                              -------   -------   -------
          Net income........................................  $ 5,054   $ 4,820   $ 7,539
                                                              =======   =======   =======
          Net income per share..............................  $  0.37   $  0.35   $  0.55
                                                              =======   =======   =======

                       See Notes to Financial Statements.

                     AMERICAN BANK NOTE HOLOGRAPHICS, INC.

                                 BALANCE SHEETS

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1996       1997
                                                              --------   --------
                                                                (IN THOUSANDS,
                                                              EXCEPT SHARE DATA)
                                     ASSETS
Current assets
  Cash and cash equivalents.................................  $    136   $    253
  Accounts receivable, net of allowance for doubtful
     accounts of $287 and $375..............................     7,726     14,479
  Inventories, net of allowances of $265 and $215...........     4,626      5,989
  Deferred income taxes.....................................       441        471
  Prepaid expenses and other................................       254         95
                                                              --------   --------
          Total current assets..............................    13,183     21,287

Machinery, equipment and leasehold improvements, net........     6,022      5,695

Other assets................................................        11         43

Excess of cost over net assets acquired, net of accumulated
  amortization of $1,220 and $1,568.........................     9,141      8,793
                                                              --------   --------
                                                              $ 28,357   $ 35,818
                                                              ========   ========
                      LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities
  Revolving credit..........................................             $    674
  Accounts payable and accrued expenses.....................  $  2,679      3,312
                                                              --------   --------
          Total current liabilities.........................     2,679      3,986
Other long-term liabilities.................................       375        460

Deferred income taxes.......................................     1,796      1,590

Commitments and Contingencies -- Note I

Stockholder's equity
  Common Stock, par value $.01 per share, authorized,
     30,000,000 shares; issued and outstanding, 13,636,000
     shares.................................................       136        136
  Additional paid-in-capital................................    11,627     11,627
  Retained earnings.........................................    33,476     41,015
                                                              --------   --------
                                                                45,239     52,778
  Due from Parent and affiliates............................   (21,732)   (22,996)
                                                              --------   --------
          Total stockholder's equity........................    23,507     29,782
                                                              --------   --------
                                                              $ 28,357   $ 35,818
                                                              ========   ========

                       See Notes to Financial Statements.

                     AMERICAN BANK NOTE HOLOGRAPHICS, INC.

                       STATEMENTS OF STOCKHOLDER'S EQUITY
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                            COMMON STOCK     ADDITIONAL              DUE FROM
                                           ---------------    PAID-IN     RETAINED   PARENT AND
                                           SHARES   AMOUNT    CAPITAL     EARNINGS   AFFILIATES    TOTAL
                                           ------   ------   ----------   --------   ----------   -------
                                                                   (IN THOUSANDS)
Balance, January 1, 1995.................  13,626    $136     $11,627     $23,602     $ (8,574)   $26,791
Change during year.......................                                               (6,115)    (6,115)
Net income...............................                                   5,054                   5,054
                                           ------    ----     -------     -------     --------    -------
Balance, December 31, 1995...............  13,626     136      11,627      28,656      (14,689)    25,730
Change during year.......................                                               (7,043)    (7,043)
Net income...............................                                   4,820                   4,820
                                           ------    ----     -------     -------     --------    -------
Balance, December 31, 1996...............  13,626     136      11,627      33,476      (21,732)    23,507
Change during year.......................                                               (1,264)    (1,264)
Net income...............................                                   7,539                   7,539
                                           ------    ----     -------     -------     --------    -------
Balance, December 31, 1997...............  13,626    $136     $11,627     $41,015     $(22,996)   $29,782
                                           ======    ====     =======     =======     ========    =======

                       See Notes to Financial Statements.

                     AMERICAN BANK NOTE HOLOGRAPHICS, INC.

                            STATEMENTS OF CASH FLOWS

                                                               YEAR ENDED DECEMBER 31,
                                                              --------------------------
                                                               1995     1996      1997
                                                              ------   -------   -------
                                                                    (IN THOUSANDS)
Operating Activities:
  Net income................................................  $5,054   $ 4,820   $ 7,539
  Adjustments to reconcile income to net cash provided by
     operating activities:
     Depreciation and amortization..........................   1,203     1,141     1,136
     Loss on disposal of equipment..........................     769
     Deferred income taxes..................................    (255)      508      (236)
  Changes in operating assets and liabilities:
     Accounts receivable....................................    (741)   (3,332)   (6,753)
     Inventories............................................    (230)      180    (1,363)
     Prepaid expenses and other.............................      76        19       127
     Accounts payable, accrued expenses and other...........     252       991       718
                                                              ------   -------   -------
          Net cash provided by operating activities.........   6,128     4,327     1,168
                                                              ------   -------   -------
Investing Activities:
  Capital expenditures......................................    (276)     (390)     (461)
  Proceeds from sales of assets.............................      21
                                                              ------   -------   -------
          Net cash used in investing activities.............    (255)     (390)     (461)
                                                              ------   -------   -------
Financing Activities:
  Advances to Parent and affiliates, net....................  (6,115)   (7,043)   (1,264)
  Revolving credit borrowings, net..........................                         674
                                                              ------   -------   -------
          Net cash used in financing activities.............  (6,115)   (7,043)     (590)
                                                              ------   -------   -------
Increase (decrease) in cash and cash equivalents............    (242)   (3,106)      117
Cash and cash equivalents -- beginning of year..............   3,484     3,242       136
                                                              ------   -------   -------
Cash and cash equivalents -- end of year....................  $3,242   $   136   $   253
                                                              ======   =======   =======
Supplemental cash payments:
  Taxes (including amounts paid to Parent)..................  $3,716   $ 3,179   $ 5,485
  Interest..................................................      --        --       159

                       See Notes to Financial Statements.

                     AMERICAN BANK NOTE HOLOGRAPHICS, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE A -- BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     American Bank Note Holographics, Inc. (the "Company"), incorporated in the State of Delaware, is a wholly-owned subsidiary of American Banknote Corporation (the "Parent"). As a wholly-owned subsidiary, the Company is provided certain corporate and administrative services, including treasury functions, tax planning and compliance, financial reporting, risk management, human resources and legal services. Additionally, because the Parent manages cash and financing requirements centrally, interest expense and financing requirements are based on the existing capital structure. The financial position and operations of the Company may differ from the results that may have been achieved had the Company operated as an independent entity.

     The Company is a world leader in the origination, production and marketing of controlled and secure mass-produced holograms. Holograms are used for security, packaging and promotional applications.

  Use of Estimates

     The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of sales and expenses during the reporting period. Actual results may differ from those estimates.

  Cash and Cash Equivalents

     All highly liquid investments with a maturity of three months or less, when purchased, are considered to be cash equivalents.

  Inventories and Sales Recognition

     Inventories are stated at the lower of cost or market with cost being determined on the first-in, first-out (FIFO) method. Hologram originations are capitalized and charged to cost of goods sold over the estimated production period. Sales are generally recognized when goods are shipped. However, pursuant to terms with certain customers, completed items are sometimes stored at the Company's premises and, in those instances, sales are recognized when the goods are transferred to the on-site secured facility. At December 31, 1996 and 1997, accounts receivable from these customers totaled $1.1 million and $7.8 million, respectively. In December 1997, the Company recorded sales of $6.9 million under this arrangement, which goods were subcontracted under the Company's supervision and control.


  Royalty Income



     The Company enters into licensing agreements with certain manufacturers under which the Company receives royalty payments. Royalty payments due under licensing agreements are recognized as income either based upon shipment reports from manufacturers, where available, or estimated shipments by such manufacturers.


  Depreciation and Amortization

     Machinery and equipment is recorded at cost and depreciated by the straight-line method over the estimated useful lives of 5 to 22 years.

     Amortization of leasehold improvements is computed by the straight-line method based upon the remaining term of the applicable lease, or the estimated useful life of the asset, whichever is shorter.

                     AMERICAN BANK NOTE HOLOGRAPHICS, INC.

  Long-Lived Assets


     The Company reviews its long-lived assets for impairment when changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company evaluates the recoverability of its long-lived assets whenever events or changes in circumstances indicate that a recorded asset might not be recoverable by taking into consideration such factors as recent operating results, projected undiscounted cash flows and plans for future operations. Assets to be disposed of and assets not expected to provide any future service potential to the Company are recorded at the lower of carrying amount or fair value less cost to sell. In 1995, the Company recorded a charge of approximately $0.8 million related to disposal of fixed assets that were no longer in service.


  Intangible Assets


     The excess cost over the net assets acquired is being amortized over 30 years by the straight-line method. The Company evaluates the carrying amount of the excess cost over the net assets acquired by analyzing historical and expected future income and undiscounted cash flows of its operations. If impairment is indicated, a write-down to fair value is taken.


  Research and Development

     Research and development costs are expensed as incurred (1995 -- $0.4 million, 1996 -- $0.6 million and 1997 -- $0.5 million).

  Net Income Per Share

     Net income per share is computed based on the number of outstanding shares of common stock, after giving retroactive effect to the stock split (Note K). The weighted average number of shares outstanding were 13,636,000 for the years ended December 31, 1995, 1996 and 1997.

  Business Information

     Sales to MasterCard were approximately 20%, 22% and 44% of sales for the years ended December 31, 1995, 1996 and 1997, respectively. Approximately half of the 1997 MasterCard sales were recorded in December 1997. Sales to manufacturers of VISA credit cards were approximately 37%, 34% and 24% of sales for the years ended December 31, 1995, 1996 and 1997, respectively. The loss of a substantial portion of the sales to these customers would have a material adverse effect on the financial position and results of operations of the Company. At December 31, 1996 and 1997, accounts receivable from these customers approximated $4.9 million and $11.6 million, respectively.

  Export Sales

     US export sales were 37%, 31% and 18% of sales for the years ended December 31, 1995, 1996 and 1997, respectively.

  Concentration of Credit Risk -- Trade Accounts Receivable

     The Company extends credit to its customers, principally the domestic credit card industry, based on evaluations of customer's financial condition and credit history and does not require collateral. The Company's allowance for doubtful accounts is based upon expected collectibility of its trade accounts receivable.

  Income Tax Accounting Policy

     The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," which requires an asset and liability approach that recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, SFAS No. 109 generally considers all expected future events other than enactments of changes in the tax law or rates.

                     AMERICAN BANK NOTE HOLOGRAPHICS, INC.

  Impact of Accounting Pronouncements

     SFAS No. 129, "Disclosure of Information about Capital Structure," issued in February 1997, is effective for periods ending after December 15, 1997 and establishes standards for disclosing information about an entity's capital structure by superseding and consolidating previously issued accounting standards. The financial statements of the Company are prepared in accordance with the requirements of SFAS No. 129.

     SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," issued in June 1997, is required to be adopted by the Company effective for the year ending December 31, 1998. SFAS No. 131 requires, among other things, that financial and descriptive information be provided about its reportable operating segments. Under this statement operating segments are components of an enterprise about which separate financial information is available that is regularly evaluated by the enterprise's chief operating decision-maker in deciding how to allocate resources and in assessing performance. The Company continues to evaluate the effects, if any, of the adoption of the new standard.

     SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," issued in February 1998, is effective for periods beginning after December 15, 1997. The Company is currently evaluating the required disclosures under this new standard.

     The AICPA Accounting Standards Executive Committee issued in October 1996, Statement of Position ("SOP") 96-1, "Environmental Remediation Liabilities." The adoption of this pronouncement in 1997 did not have a material effect on the Company's financial condition and results of operations.

NOTE B -- INVENTORIES

                                                               DECEMBER 31,
                                                              ---------------
                                                               1996     1997
                                                              ------   ------
                                                              (IN THOUSANDS)
Work in process.............................................  $2,051   $2,369
Origination costs*..........................................   1,616    2,581
Raw materials...............................................     959    1,039
                                                              ------   ------
                                                              $4,626   $5,989
                                                              ======   ======

 * Includes approximately $0.5 million and $0.8 million of costs, at December 31, 1996 and 1997, respectively, relating to work for customers in anticipation of orders in the ordinary course of business.

NOTE C -- MACHINERY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

                                                                DECEMBER 31,
                                                              -----------------
                                                               1996      1997
                                                              -------   -------
                                                               (IN THOUSANDS)
Machinery and equipment.....................................  $10,221   $10,682
Leasehold improvements......................................      888       888
                                                              -------   -------
                                                               11,109    11,570
Accumulated depreciation and amortization...................    5,087     5,875
                                                              -------   -------
                                                              $ 6,022   $ 5,695
                                                              =======   =======

                     AMERICAN BANK NOTE HOLOGRAPHICS, INC.

NOTE D -- ACCOUNTS PAYABLE AND ACCRUED EXPENSES

                                                               DECEMBER 31,
                                                              ---------------
                                                               1996     1997
                                                              ------   ------
                                                              (IN THOUSANDS)
Accounts payable -- trade...................................  $2,074   $2,315
Accrued expenses............................................     140      319
State and local income taxes................................     259      325
Salaries and wages..........................................     206      353
                                                              ------   ------
                                                              $2,679   $3,312
                                                              ======   ======

NOTE E -- TAXES ON INCOME

     In accordance with a tax allocation agreement, the Company is included in the consolidated US federal income tax return and in certain instances consolidated state income tax returns of its Parent and makes payments to the Parent based on the amount which would be payable as federal and state income taxes as if consolidated returns were not filed. The Company computes its federal and state income tax provision as if it were filing separate tax returns, without regard to the tax allocation agreement.

     Deferred income taxes arise from temporary differences between the tax basis of assets and liabilities, and their reported amounts in the financial statements.

     Taxes on income (benefit) for the years ended December 31, follows:

                                                                    DECEMBER 31,
                                                              ------------------------
                                                               1995     1996     1997
                                                              ------   ------   ------
                                                                   (IN THOUSANDS)
Current:
Federal.....................................................  $3,129   $2,356   $4,417
State and local.............................................     789      580    1,113
                                                              ------   ------   ------
                                                               3,918    2,936    5,530
                                                              ------   ------   ------

Deferred:
Federal.....................................................    (225)     438     (203)
State and local.............................................     (30)      70      (33)
                                                              ------   ------   ------
                                                                (255)     508     (236)
                                                              ------   ------   ------
                                                              $3,663   $3,444   $5,294
                                                              ======   ======   ======

     A reconciliation of the taxes on income and the amount computed by applying the federal income tax statutory rate of 34% in 1995 and 1996 and 35% in 1997 follows:

                                                                    DECEMBER 31,
                                                              ------------------------
                                                               1995     1996     1997
                                                              ------   ------   ------
                                                                   (IN THOUSANDS)
Statutory tax...............................................  $2,964   $2,810   $4,392
Non-deductible goodwill.....................................     122      122      122
State and local income taxes, net of federal benefit........     493      422      702
Other.......................................................      84       90       78
                                                              ------   ------   ------
                                                              $3,663   $3,444   $5,294
                                                              ======   ======   ======

                     AMERICAN BANK NOTE HOLOGRAPHICS, INC.

     The tax effects of the items comprising the Company's deferred income tax assets and liabilities are as follows:

                                                               DECEMBER 31,
                                                              ---------------
                                                               1996     1997
                                                              ------   ------
                                                              (IN THOUSANDS)
Current deferred tax assets:
  Uniform capitalization of inventory.......................  $  220   $  235
  Bad debt provision........................................     115      150
  Inventory obsolescence....................................     106       86
                                                              ------   ------
                                                              $  441   $  471
                                                              ======   ======
Deferred tax liabilities:
  Excess tax over book depreciation.........................  $1,946   $1,774
  Post retirement medical accrual...........................    (139)    (162)
  Supplemental retirement accrual...........................     (11)     (22)
                                                              ------   ------
          Net deferred tax liabilities......................  $1,796   $1,590
                                                              ======   ======

NOTE F -- REVOLVING CREDIT

     In 1996, the Company together with its Parent and its affiliate, American Bank Note Company, entered into a $20 million revolving credit facility (the "Credit Facility") which matures on October 30, 1998. At December 31, 1997, interest under the Credit Facility, as defined, was 9.0% and the weighted average interest rate in 1996 and 1997 was approximately 9.25% and 9.0%, respectively. The average aggregate borrowings under the Credit Facility during 1996 and 1997 was approximately $1.5 million and $6.0 million, respectively. The Credit Facility is an asset-based facility secured by certain accounts receivable and inventory (total carrying value for the combined companies of approximately $24.0 million at December 31, 1997). At December 31, 1997, the combined companies had approximately $18.5 million of availability under the Credit Facility before reductions for $3.6 million of outstanding letters of credit and $3.2 million of borrowings. The Company is jointly and severally liable for all borrowings and letters of credit outstanding under the Credit Facility.

     At December 31, 1997, the Company had approximately $10.4 million of availability under the Credit Facility before reductions for $0.7 million of borrowings. The Company's total carrying value for accounts receivable and inventory collateral was approximately $12.9 million at December 31, 1997.

     The Company's issued and outstanding Common Stock is pledged as security for the Parent's senior debt ($126.5 million principal amount). The Company and each of the Parent's direct and indirect domestic operating subsidiaries have, jointly and severally, fully and unconditionally guaranteed, on a senior subordinated basis the Parent's 11 1/4% Senior Subordinated Notes due 2007 ($95.0 million principal amount).

NOTE G -- RELATED PARTY TRANSACTIONS

     The financial statements reflect both allocated and, where readily determinable, actual expenses for services provided by the Company's Parent and affiliates. Where allocations have been utilized, the Company, its Parent and affiliates recorded transactions based upon systematic and reasonable methods, including but not limited to, sales, asset values, and headcount all as a percent of total.

                     AMERICAN BANK NOTE HOLOGRAPHICS, INC.

     The amounts by major category of historical transactions with affiliates follow:

                                                              YEAR ENDED DECEMBER 31,
                                                            ---------------------------
                                                             1995      1996      1997
                                                            -------   -------   -------
                                                                  (IN THOUSANDS)
Due from (to) Parent and affiliates:
  Balance at beginning of year............................  $ 8,574   $14,689   $21,732
     Income tax liability payable to Parent...............   (3,716)   (3,091)   (5,306)
     Taxes paid to Parent.................................    3,716     3,091     5,306
     Cash advances to Parent..............................    7,668     8,606     2,851
     Allocation of employee benefits(1)...................     (962)     (936)   (1,052)
     Purchases from affiliates............................      247        30       297
     Allocation of security services......................     (142)     (108)     (198)
     Sales and administration expenses(2).................     (286)     (301)     (592)
     Allocation of general liability insurance............     (715)     (508)     (293)
     Intercompany interest................................      305       305       305
     Executive benefits(3)................................                (45)      (54)
                                                            -------   -------   -------
  Balance at end of year..................................  $14,689   $21,732   $22,996
                                                            =======   =======   =======

---------------

(1) Primarily medical, life and disability insurance premiums.
(2) Includes legal fees and allocated portion of audit fees.
(3) Includes value of restricted stock of the Parent.

     Included in the above balances is a $5.3 million note receivable from the Parent that bears interest at 5 3/4% per annum.

     For financial reporting purposes, the amounts due from Parent and affiliates has been classified within stockholder's equity.

     In addition to the above, the Company sold $0.3 million, $0.7 million and $0.4 million of holograms in 1995, 1996 and 1997, respectively, to its affiliates in the normal course of business. Purchases by the Company from affiliates in the normal course of business were $0.1 million, $0.3 million and $0.1 million in 1995, 1996 and 1997, respectively. Trade accounts receivable from affiliates were $0.4 million in 1996 and $0.6 million in 1997. Trade payables to affiliates were $0.2 million in 1996 and $12,000 in 1997.

     In 1996 and 1997, employees of the Company received stock options under the Parent's stock-based compensation plans. No such options were granted in 1995. Had compensation cost for the stock option plans been determined based on the fair value at the grant award dates, in 1996 and 1997, consistent with the provisions of SFAS No. 123, "Accounting for Stock-Based-Compensation," net income would have been reduced by approximately $13,000 and $22,000, respectively.

NOTE H -- EMPLOYEE BENEFITS PLANS

     Postretirement Health Care and Life Insurance Plans. The Company and its affiliates participate in benefit plans which provide certain health care and life insurance benefits for certain eligible retired employees. The Company's employees may become eligible for these benefits if they reach normal retirement age, with certain service requirements.

     The Company accrues the estimated cost of retiree benefit payments other than pensions during the years an employee provides services. The plan is not funded.

                     AMERICAN BANK NOTE HOLOGRAPHICS, INC.

     The following table sets forth the status of this obligation as it relates to the Company:

                                                              DECEMBER 31,
                                                              ------------
                                                              1996    1997
                                                              ----    ----
                                                                  (IN
                                                               THOUSANDS)
Accumulated postretirement benefit obligation:
  Retirees..................................................  $156    $119
  Eligible active plan participants.........................    34      35
  Other active plan participants............................   200     243
                                                              ----    ----
Accumulated postretirement benefit obligation...............   390     397
  Unrecognized transition obligation........................  (155)   (145)
  Unrecognized net gain.....................................   112     152
                                                              ----    ----
     Accrued postretirement benefit obligation..............  $347    $404
                                                              ====    ====

     Net postretirement benefit costs consisted of the following components:

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                              1995   1996   1997
                                                              ----   ----   ----
                                                                (IN THOUSANDS)
Service cost-benefits earned................................  $37    $25    $31
Interest cost on accumulated postretirement benefit
  obligation................................................   29     25     25
Amortization of transition obligation.......................    8      6      9
Amortization of gain........................................                 (7)
                                                              ---    ---    ---
                                                              $74    $56    $58
                                                              ===    ===    ===

     The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation, as of January 1, 1997, was 11.5% for 1997 decreasing each successive year until it reaches 5.5%, after which it remains constant. A one-percentage-point increase in the assumed health care cost trend rate for each year would increase service cost plus interest on the accumulated postretirement benefit obligation by approximately 11.8%. The assumed discount rates used in determining the accumulated postretirement benefit obligation was 7.5% at December 31, 1995 and December 31, 1996 and 7.0% at December 31, 1997.

     Pension Plans. Retirement benefits are provided by the Company to eligible employees through defined contributions to an employee's retirement plan; the aggregate contribution to such plan and charged to operations was approximately $0.2 million in each of the years ended December 31, 1995, 1996 and 1997, respectively.

     Certain employees of the Company participate in an affiliate's trusteed noncontributory defined benefit pension plan. Benefits under the plan were frozen in 1992 and were based on years of service and average final compensation. The liability for benefits under this plan, which is substantially funded, is the responsibility of the affiliate. The total pension expense relating to the Company's employees in the aggregate for the past three years was approximately $26,000.

     In 1996 and 1997, the Company participated in the Parent's noncontributory supplemental executive retirement plan ("SERP") for certain senior management employees of the Parent and its affiliates. Benefits under the noncontributory plan are based on years of service and average final compensation. The plan is unfunded. Following the Offering, the Company's participants will cease to be eligible for SERP benefits.

                     AMERICAN BANK NOTE HOLOGRAPHICS, INC.

     The following sets forth the status of the Company's obligation under this plan:

                                                               DECEMBER 31,
                                                              ---------------
                                                               1996     1997
                                                              ------   ------
                                                              (IN THOUSANDS)
Accumulated benefit obligation..............................  $   0    $   0
                                                              =====    =====
Projected benefit obligation................................  $ 162    $ 167
Prior service cost..........................................   (147)    (142)
Unrecognized net gain.......................................     13       31
                                                              -----    -----
          Accrued pension cost..............................  $  28    $  56
                                                              =====    =====

     Net periodic pension cost consisted of the following:

                                                               DECEMBER 31,
                                                              ---------------
                                                               1996     1997
                                                              ------   ------
                                                              (IN THOUSANDS)
Service costs-benefits earned...............................  $   12   $   12
Interest cost on projected benefit obligation...............      11       11
Amortization of prior service cost..........................       5        5
                                                              ------   ------
          Pension expense...................................  $   28   $   28
                                                              ======   ======

     The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.0% at December 31, 1996 and 1997.

NOTE I -- COMMITMENTS AND CONTINGENCIES

     On February 14, 1997, James Rigby, Trustee in Bankruptcy for Holosonics, Inc., Holotron Corp., Meadows Games, Inc. and Fire Diamond, Inc. commenced an adversary proceeding in the United States Bankruptcy Court for the Western District of Washington at Seattle against International Banknote Company, Inc., American Banknote Company and the Company. The complaint alleges that the defendants are indebted to the bankruptcy estate for royalty payments under a 1981 license and that the Company is liable for unpaid royalties for 1990 in the amount of $226,322, for 1991 in the amount of $853,582 and through July 1992 in the amount of $568,762, plus attorney's fees and interest on unpaid amounts.

     The plaintiff claims that pursuant to the 1981 arrangements, the Company is required to pay royalties through July 1992 of 5% on sales of holographic products using the patents covered by the license agreement for the origination of holographic images. The Company denies all liability in the case on several grounds, including that two of the three patents at issue expired on or before September 30, 1991 and any obligation to pay royalties terminated with the expiration of those patents and that the one remaining patent which expired in July 1992 had been held invalid in part and not infringed as to its other parts in prior litigation in the United States District Court for the Northern District of California, which binds the plaintiff and bars the Trustee from asserting claims against the Company. In addition, the Company claims that it utilizes processes differently from those of the licensed patents and that at the time the license agreement was executed by the Trustee, the debtors did not own the patents and the license is therefore invalid and cannot be enforced.

     The Company currently and from time to time is involved in litigation (as both plaintiff and defendant) incidental to the conduct of its business, but the Company is not a party to any lawsuit or proceeding which, in the opinion of the Company, is likely to have a material impact on the Company's financial position or results of operations.

                     AMERICAN BANK NOTE HOLOGRAPHICS, INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONCLUDED)

     The Company has long-term operating leases for offices, manufacturing facilities and equipment which expire through 2007. The Company has renewal options on some locations, which provide for renewal rents based upon increases tied to the consumer price index.

     Net rental expense was approximately $1.2 million for each of the years ended December 31, 1995, 1996 and 1997.

     At December 31, 1997, future minimum lease payments under noncancelable operating leases are as follows: $1.1 million in 1998; $0.9 million in 1999; $0.9 million in 2000; $0.8 million in 2001; $0.8 million in 2002; and $3.4 million thereafter.

NOTE J -- QUARTERLY RESULTS OF OPERATIONS -- UNAUDITED

                                      FIRST QUARTER   SECOND QUARTER   THIRD QUARTER   FOURTH QUARTER
                                      -------------   --------------   -------------   --------------
                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
1997
  Sales(a)..........................     $ 5,241         $ 6,296          $ 8,104         $11,274
  Cost of goods sold................       2,629           2,591            2,617           4,075
  Net income........................         657           1,422            2,275           3,185
          Net income per share......     $   .05         $   .10          $   .17         $   .23
                                         =======         =======          =======         =======
1996
  Sales.............................     $ 7,232         $ 8,052          $ 6,134         $ 7,231
  Cost of goods sold................       3,323           3,905            2,962           4,844
  Net income........................       1,365           1,673              983             799
          Net income per share......     $   .10         $   .12          $   .07         $   .06
                                         =======         =======          =======         =======

---------------

(a) In December 1997, the Company recorded sales of $6.9 million relating to a customer order which was transferred to the Company's on site secured facility. (See Note A).

NOTE K -- SUBSEQUENT EVENTS


     On May 5, 1998, the Company filed a Registration Statement on Form S-1 for the sale by the Parent of all of the issued and outstanding Common Stock of the Company (the "Offering"). The Company will not receive any of the proceeds from the sale of Common Stock by the Parent. After the sale, the Parent will not own any of the Company's Common Stock. Prior to the commencement of the Offering of the Company's Common Stock, it is anticipated that a 1,363.6 to one stock split, in the form of a stock dividend, of the Company's Common Stock will take place and it is intended that the Company will increase its authorized Common Stock to 30,000,000 shares and its authorized Preferred Stock to 5,000,000 shares. The accompanying financial statements give retroactive effect to the consummation of the stock split. Additionally, immediately prior to the Offering the amounts due from Parent and affiliates will be cancelled. For financial reporting purposes the amounts due from Parent and affiliates have been classified within stockholder's equity; accordingly, the cancellation of such amounts will result in a reclassification within stockholder's equity.


     SOP 98-5, "Reporting on the Costs of Start-Up Activities," was issued in April 1998 and is effective for the fiscal years beginning after December 15, 1998. SOP 98-5 provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. The Company is evaluating the effect of this recent pronouncement.

                     AMERICAN BANK NOTE HOLOGRAPHICS, INC.

                  CONDENSED STATEMENTS OF INCOME -- UNAUDITED

                                                                THREE MONTHS ENDED
                                                                    MARCH 31,
                                                              ----------------------
                                                                1997         1998
                                                              ---------    ---------
                                                              (IN THOUSANDS, EXCEPT
                                                                 PER SHARE DATA)
Sales.......................................................   $ 5,241      $ 7,035
Costs and expenses:
  Cost of goods sold........................................     2,629        2,438
  Selling and administrative................................     1,310        1,256
  Depreciation and amortization.............................       293          292
                                                               -------      -------
                                                                 4,232        3,986
                                                               -------      -------
                                                                 1,009        3,049
Other, net
  Royalty income............................................         2           30
  Intercompany interest income..............................        76           76
  Other income..............................................        31            4
  Interest expense..........................................        --         (105)
                                                               -------      -------
                                                                   109            5
                                                               -------      -------
Income before income taxes..................................     1,118        3,054
Income taxes................................................       461        1,261
                                                               -------      -------
Net income..................................................   $   657      $ 1,793
                                                               =======      =======
Net income per share........................................   $  0.05      $  0.13
                                                               =======      =======

             See Notes to Unaudited Condensed Financial Statements.

                     AMERICAN BANK NOTE HOLOGRAPHICS, INC.

                     CONDENSED BALANCE SHEETS -- UNAUDITED

                                                                DECEMBER         MARCH
                                                                31, 1997        31, 1998
                                                                --------        --------
                                                                (IN THOUSANDS, EXCEPT PER
                                                                       SHARE DATA)
                                          ASSETS
Current assets
  Cash and cash equivalents.................................    $   253         $   252
  Accounts receivable, net of allowance for doubtful
     accounts of $375 and $395..............................     14,479           9,184
  Inventories, net of allowances of $215 and $253...........      5,989           7,886
  Deferred income taxes.....................................        471             414
  Prepaid expenses and other................................         95
                                                                -------         -------
          Total current assets..............................     21,287          17,736
Machinery, equipment and leasehold improvements, net........      5,695           5,623
Other assets................................................         43              50
Excess of cost over net assets acquired, net of accumulated
  amortization of $1,568 and $1,658.........................      8,793           8,703
                                                                -------         -------
                                                                $35,818         $32,112
                                                                =======         =======

                           LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities
  Revolving credit..........................................    $   674         $ 4,987
  Accounts payable and accrued expenses.....................      3,312           3,199
                                                                -------         -------
          Total current liabilities.........................      3,986           8,186
Other long-term liabilities.................................        460             481
Deferred income taxes.......................................      1,590           1,499

Commitments and Contingencies -- Note D

Stockholder's equity
  Common Stock, par value $.01 per share, authorized,
     30,000,000 shares; issued and outstanding 13,636,000
     shares.................................................        136             136
  Additional paid-in-capital................................     11,627          11,627
  Retained earnings.........................................     41,015          42,808
                                                                -------         -------
                                                                 52,778          54,571
  Due from Parent and affiliates............................    (22,996)        (32,625)
                                                                -------         -------
          Total stockholder's equity........................     29,782          21,946
                                                                -------         -------
                                                                $35,818         $32,112
                                                                =======         =======

             See Notes to Unaudited Condensed Financial Statements.

                     AMERICAN BANK NOTE HOLOGRAPHICS, INC.

                 STATEMENT OF STOCKHOLDER'S EQUITY -- UNAUDITED
                       THREE MONTHS ENDED MARCH 31, 1998

                                        COMMON STOCK     ADDITIONAL               DUE FROM
                                       ---------------    PAID-IN     RETAINED   PARENT AND
                                       SHARES   AMOUNT    CAPITAL     EARNINGS   AFFILIATES    TOTAL
                                       ------   ------   ----------   --------   ----------   -------
                                                               (IN THOUSANDS)
Balance -- January 1, 1998...........  13,626    $136     $11,627     $41,015    $  (22,996)  $29,782
Change during period.................                                                (9,629)   (9,629)
Net income...........................                                   1,793                   1,793
                                       ------    ----     -------     -------    ----------   -------
Balance -- March 31, 1998............  13,626    $136     $11,627     $42,808    $  (32,625)  $21,946
                                       ======    ====     =======     =======    ==========   =======

             See Notes to Unaudited Condensed Financial Statements.

                     AMERICAN BANK NOTE HOLOGRAPHICS, INC.

                CONDENSED STATEMENTS OF CASH FLOWS -- UNAUDITED

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                               1997        1998
                                                              -------    --------
                                                                (IN THOUSANDS)
Operating Activities:
  Net cash from operations after adjustments to reconcile
     net income to net cash provided by operating
     activities.............................................  $  939     $ 2,053
  Changes in operating assets and liabilities:
     Accounts receivable....................................     941       5,295
     Inventories............................................      21      (1,897)
     Prepaid expenses and other.............................      43          95
     Accounts payable, accrued and other expenses...........    (627)        (99)
                                                              ------     -------
          Net cash provided by operating activities.........   1,317       5,447
                                                              ------     -------
Investing Activities:
  Capital expenditures......................................    (122)       (132)
                                                              ------     -------
          Net cash used in investing activities.............    (122)       (132)
                                                              ------     -------
Financing Activities:
  Advances to Parent and affiliates, net....................    (555)     (9,629)
  Revolving credit borrowings, net..........................               4,313
                                                              ------     -------
          Net cash used in financing activities.............    (555)     (5,316)
                                                              ------     -------
Increase (decrease) in cash and cash equivalents............     640          (1)
Cash and cash equivalents -- beginning of period............     136         253
                                                              ------     -------
Cash and cash equivalents -- end of period..................  $  776     $   252
                                                              ======     =======
Supplemental disclosure of cash payments for:
  Taxes (including amounts paid to Parent)..................  $  550     $ 1,270
  Interest..................................................      --         100

             See Notes to Unaudited Condensed Financial Statements.

                     AMERICAN BANK NOTE HOLOGRAPHICS, INC.

               NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE A -- BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     American Bank Note Holographics, Inc. (the "Company"), incorporated in the State of Delaware, is a wholly-owned subsidiary of American Banknote Corporation (the "Parent"). As a wholly-owned subsidiary, the Company is provided certain corporate and administrative services, including treasury functions, tax planning and compliance, financial reporting, risk management, human resources and legal services. Additionally, because the Parent manages cash and financing requirements centrally, interest expense and financing requirements are based on the existing capital structure. The financial position and operations of the Company may differ from the results that may have been achieved had the Company operated as an independent entity.

     The accompanying unaudited condensed financial statements do not contain all disclosures required by generally accepted accounting principles. Reference should be made to the Company's audited financial statements included elsewhere herein. The accompanying unaudited condensed financial statements reflect all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair statement of the results of the interim periods presented and are not necessarily indicative of the results which may be expected for a full year.

  Sales Recognition

     Sales are generally recognized when goods are shipped. However, pursuant to terms with certain customers, completed items are sometimes stored at the Company's premises and, in those instances, sales are recognized when the goods are transferred to the on-site secured facility. At December 31, 1997 and March 31, 1998, accounts receivable from these customers totaled $7.8 million and $0.4 million, respectively.

  Net Income Per Share

     Net income per share is computed based on the number of outstanding shares of common stock, after giving retroactive effect to the stock split (Note E). The weighted average shares outstanding was 13,636,000 for the three months ended March 31, 1997 and 1998.

  Business Information

     Sales to MasterCard were approximately 24% and 6% of sales for the three months ended March 31, 1997 and 1998, respectively. Sales to manufacturers of VISA credit cards were approximately 21% and 41% of sales for the three months ended March 31, 1997 and 1998, respectively. At December 31, 1997 and March 31, 1998, accounts receivable from these customers approximated $11.6 million and $5.8 million, respectively.

  Impact of Accounting Pronouncements

     Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." Comprehensive income for the three months ended March 31, 1998 was the same as reported net income.

     The AICPA Accounting Standards Executive Committee issued Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activities," in April 1998 which is effective for fiscal years beginning after December 15, 1998. SOP 98-5 provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. The Company is evaluating the effect of this recent pronouncement.

                     AMERICAN BANK NOTE HOLOGRAPHICS, INC.

NOTE B -- INVENTORIES

     Inventories consist of the following (in thousands):

                                                       DECEMBER 31,    MARCH 31,
                                                           1997          1998
                                                       ------------    ---------
Work in process......................................     $2,369        $4,022
Origination costs*...................................      2,581         2,975
Raw materials........................................      1,039           889
                                                          ------        ------
                                                          $5,989        $7,886
                                                          ======        ======

---------------
* Includes approximately $0.8 million and $0.6 million, respectively, of costs relating to work for customers in anticipation of orders in the ordinary course of business.

  NOTE C -- RELATED PARTY TRANSACTIONS

     The financial statements reflect both allocated and, where readily determinable, actual expenses for services provided by the Company's Parent and affiliates. Where allocations have been utilized, the Company and its Parent and affiliates recorded transactions based upon systematic and reasonable methods, including but not limited to, sales, asset values, and headcount all as a percent of total.

     The amounts by major category of historical transactions with affiliates follow for the three months ended March 31, 1998 (in thousands):

Due from (to) Parent and affiliates:
  Balance at beginning of period............................  $22,996
     Income tax liability payable to Parent.................   (1,241)
     Taxes paid to Parent...................................    1,241
     Cash advances to Parent................................    9,934
     Allocation of employee benefits(1).....................     (201)
     Allocation of security services........................      (50)
     Sales and administration expenses(2)...................     (122)
     Intercompany interest..................................       76
     Executive benefits(3)..................................       (8)
                                                              -------
  Balance at end of period..................................  $32,625
                                                              =======

---------------
(1) Primarily medical, life and disability insurance premiums.

(2) Includes legal fees and allocated portion of audit fees.

(3) Includes value of restricted stock of the Parent.

     Included in the above balances is a $5.3 million note receivable from the Parent that bears interest at 5 3/4% per annum.

     For financial reporting purposes, the amounts due from Parent and affiliates has been classified within stockholder's equity.

     In addition to the above, the Company sold $0.1 million and $0.3 million of holograms in the three months ended March 31, 1997 and 1998, respectively, to its affiliates in the normal course of business. There were no purchases by the Company from affiliates in the first quarter of 1997 or 1998. Trade accounts

                     AMERICAN BANK NOTE HOLOGRAPHICS, INC.


        NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS -- (CONCLUDED)


receivable from affiliates were $0.7 million and $0.6 million at December 31, 1997 and March 31, 1998, respectively. There were no trade payables to affiliates at March 31, 1998.

NOTE D -- COMMITMENTS AND CONTINGENCIES

     On February 14, 1997, James Rigby, Trustee in Bankruptcy for Holosonics, Inc., Holotron Corp., Meadows Games, Inc. and Fire Diamond, Inc. commenced an adversary proceeding in the United States Bankruptcy Court for the Western District of Washington at Seattle against International Banknote Company, Inc., American Banknote Company and the Company. The complaint alleges that the defendants are indebted to the bankruptcy estate for royalty payments under a 1981 license and that the Company is liable for unpaid royalties for 1990 in the amount of $226,322, for 1991 in the amount of $853,582 and through July 1992 in the amount of $568,762, plus attorney's fees and interest on unpaid amounts.

     The plaintiff claims that pursuant to the 1981 arrangements, the Company is required to pay royalties through July 1992 of 5% on sales of holographic products using the patents covered by the license agreement for the origination of holographic images. The Company denies all liability in the case on several grounds, including that two of the three patents at issue expired on or before September 30, 1991 and any obligation to pay royalties terminated with the expiration of those patents and that the one remaining patent which expired in July 1992 had been held invalid in part and not infringed as to its other parts in prior litigation in the United States District Court for the Northern District of California, which binds the plaintiff and bars the Trustee from asserting claims against the Company. In addition, the Company claims that it utilizes processes differently from those of the licensed patents and that at the time the license agreement was executed by the Trustee, the debtors did not own the patents and the license is therefore invalid and cannot be enforced.

     The Company currently and from time to time is involved in litigation (as both plaintiff and defendant) incidental to the conduct of its business, but the Company is not a party to any lawsuit or proceeding which, in the opinion of the Company, is likely to have a material impact on the Company's financial position or results of operations.

NOTE E -- SUBSEQUENT EVENTS


     On May 5, 1998, the Company filed a Registration Statement on Form S-1 for the sale by the Parent of all of the issued and outstanding Common Stock of the Company (the "Offering"). The Company will not receive any of the proceeds from the sale of Common Stock by the Parent. After the sale, the Parent will not own any of the Company's Common Stock. Prior to the commencement of the Offering of the Company's Common Stock, it is anticipated that a 1,363.6 to one stock split, in the form of a stock dividend, of the Company's Common Stock will take place and it is intended that the Company will increase its authorized Common Stock to 30,000,000 shares and its authorized Preferred Stock to 5,000,000 shares. The accompanying unaudited condensed financial statements give retroactive effect to the consummation of the stock split. Additionally, immediately prior to the Offering the amounts due from Parent and affiliates will be canceled. For financial reporting purposes the amounts due from Parent and affiliates have been classified within stockholder's equity; accordingly, the cancellation of such amounts will result in a reclassification within stockholder's equity.

          INDEX TO UNAUDITED PRO FORMA CONDENSED STATEMENTS OF INCOME



                                                              PAGE
                                                              ----
Unaudited Pro Forma Condensed Statements of Income for the
  Year Ended December 31, 1997 and for the Three Months
  Ended March 31, 1998:
          Unaudited Pro Forma Condensed Statements of
         Income.............................................  P-2
          Notes to Unaudited Pro Forma Condensed Statements
         of Income..........................................  P-5

                     AMERICAN BANK NOTE HOLOGRAPHICS, INC.



               UNAUDITED PRO FORMA CONDENSED STATEMENTS OF INCOME



     The following Unaudited Pro Forma Condensed Statements of Income for the year ended December 31, 1997 and for the three months ended March 31, 1998, include the historical accounts of the Company and give effect to certain expenses which the Company expects to incur as an independent public company. Additionally, these statements give effect to certain non-operating income that the Company will forego.



     The Unaudited Pro Forma Condensed Statements of Income are for informational purposes only and are not intended to represent, and are not indicative of, the results of operations of the Company that would have occurred nor are they necessarily indicative of the results of operations that may be achieved in the future.



     The Unaudited Pro Forma Condensed Statements of Income are based on available information and certain assumptions and adjustments as described in the notes thereto, which management of the Company believes are reasonable under the circumstances. The Unaudited Pro Forma Condensed Statements of Income should be read in conjunction with "Risk Factors," "Capitalization," "Selected Historical and Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Company's audited financial statements and notes thereto and unaudited condensed financial statements and notes thereto included elsewhere herein.

                     AMERICAN BANK NOTE HOLOGRAPHICS, INC.



               UNAUDITED PRO FORMA CONDENSED STATEMENTS OF INCOME


                          YEAR ENDED DECEMBER 31, 1997


                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                            PRO FORMA
                                                             HISTORICAL    ADJUSTMENTS    PRO FORMA
                                                             ----------    -----------    ---------
Sales......................................................   $30,915                      $30,915
                                                              -------                      -------
Costs and expenses:
  Cost of goods sold.......................................    11,912                       11,912
  Selling and administrative...............................     6,001        $ (220)(a)      6,631
                                                                                850(b)
  Depreciation and amortization............................     1,136                        1,136
                                                              -------        ------        -------
                                                               19,049           630         19,679
                                                              -------        ------        -------
                                                               11,866          (630)        11,236
Other, net
  Royalty income...........................................       785                          785
  Intercompany interest income.............................       305          (305)(c)         --
  Other income.............................................        36                           36
  Interest expense.........................................      (159)                        (159)
                                                              -------        ------        -------
                                                                  967          (305)           662
                                                              -------        ------        -------
Income before income taxes.................................    12,833          (935)        11,898
Income taxes...............................................     5,294          (374)(d)      4,920
                                                              -------        ------        -------
  Net income...............................................   $ 7,539        $ (561)       $ 6,978
                                                              =======        ======        =======
  Net income per share.....................................   $  0.55        $(0.04)       $  0.51
                                                              =======        ======        =======
  Weighted average shares outstanding......................    13,636                       13,636
                                                              =======                      =======



        See Notes to Unaudited Pro Forma Condensed Statements of Income.

                     AMERICAN BANK NOTE HOLOGRAPHICS, INC.



               UNAUDITED PRO FORMA CONDENSED STATEMENTS OF INCOME


                       THREE MONTHS ENDED MARCH 31, 1998


                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                            PRO FORMA
                                                             HISTORICAL    ADJUSTMENTS    PRO FORMA
                                                             ----------    -----------    ---------
Sales......................................................    $7,035                       $7,035
                                                              -------                      -------
Costs and expenses:
  Cost of goods sold.......................................     2,438                        2,438
  Selling and administrative...............................     1,256        $  (55)(a)      1,414
                                                                                213(b)
  Depreciation and amortization............................       292                          292
                                                              -------        ------        -------
                                                                3,986           158          4,144
                                                              -------        ------        -------
                                                                3,049          (158)         2,891
Other, net
  Royalty income...........................................        30                           30
  Intercompany interest income.............................        76           (76)(c)         --
  Other income.............................................         4                            4
  Interest expense.........................................      (105)                        (105)
                                                              -------        ------        -------
                                                                    5           (76)           (71)
                                                              -------        ------        -------
Income before income taxes.................................     3,054          (234)         2,820
Income taxes...............................................     1,261           (94)(d)      1,167
                                                              -------        ------        -------
  Net income...............................................    $1,793        $ (140)        $1,653
                                                              =======        ======        =======
  Net income per share.....................................    $ 0.13        $(0.01)        $ 0.12
                                                              =======        ======        =======
  Weighted average shares outstanding......................    13,636                       13,636
                                                              =======                      =======



        See Notes to Unaudited Pro Forma Condensed Statements of Income.

                     AMERICAN BANK NOTE HOLOGRAPHICS, INC.



          NOTES TO UNAUDITED PRO FORMA CONDENSED STATEMENTS OF INCOME



(a) Adjustment represents the estimated expected reduction in expenses resulting from differences between allocated and estimated actual amounts for liability insurance, employee benefits and post-retirement benefits. These amounts are based upon quotations from insurance brokers and actuaries.



(b) Adjustment represents estimated expenses for shareholder communications and other costs associated with public ownership.



(c) Adjustment represents reduction in interest income from loans to Parent.



(d) Adjustment represents tax effect of the above adjustments at an effective income tax rate of 40%.

======================================================

  No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, American Banknote Corporation, Inc. or any of the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any securities other than the shares of Common Stock to which it relates or an offer to, or a solicitation of, any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.
                       ----------------------------------

                               TABLE OF CONTENTS
                       ----------------------------------


                                        PAGE
                                        ----
Prospectus Summary....................     1
Risk Factors..........................     5
Use of Proceeds.......................     9
Dividend Policy.......................     9
Capitalization........................    10
Dilution..............................    11
Selected Historical and Pro Forma
  Financial Data......................    12
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    13
Business..............................    21
Management............................    31
Certain Relationships and Related
  Transactions........................    35
Principal and Selling Stockholders....    37
Description of Capital Stock..........    38
Underwriting..........................    41
Legal Matters.........................    43
Experts...............................    43
Additional Information................    43
Index to Financial Statements.........   F-1
Index to Unaudited Pro Forma Condensed
  Statements of Income................   P-1


                             ---------------------
  Until             , 1998 (25 days after the date of this Prospectus), all
dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
======================================================
======================================================

                               13,636,000 SHARES

                               AM. BANKNOTE LOGO

                               AMERICAN BANK NOTE
                               HOLOGRAPHICS, INC.

                                  COMMON STOCK

                            ------------------------

                                   PROSPECTUS
                            ------------------------


Q                                                                              S



R                                                                              T


                             NationsBanc Montgomery
                                 Securities LLC

                            Lazard Freres & Co. LLC

                        Raymond James & Associates, Inc.

                              Salomon Smith Barney
                                         , 1998
======================================================

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid in connection with the sale of the Common Stock being registered, all of which will be paid by ABN. All amounts are estimates except the registration fee and the NASD filing fee.



Registration fee............................................  $55,513
NASD filing fee.............................................   19,318
New York Stock Exchange listing fee.........................  123,100
Blue Sky fees and expenses..................................        *
Accounting fees and expenses................................        *
Legal fees and expenses.....................................        *
Transfer agent and registrar fees...........................        *
Printing and engraving expenses.............................        *
Miscellaneous expenses......................................        *
          Total.............................................  $     *


---------------

* To be completed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law ("Delaware Law") and Article Sixth of the Company's Certificate of Incorporation provide for indemnification of the Company's directors and officers in a variety of circumstances which may include liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Article Sixth provides that unless otherwise determined by the Board of Directors of the Company, the Company shall indemnify to the full extent permitted by the laws of Delaware as from time to time in effect, the persons described in Section 145 of Delaware Law.

     The general effect of the provisions in the Company's Certificate of Incorporation and Delaware Law is to provide that the Company shall indemnify its directors and officers against all liabilities and expenses actually and reasonably incurred in connection with the defense or settlement of any judicial or administrative proceedings in which they have become involved by reason of their status as corporate directors or officers, if they acted in good faith and in the reasonable belief that their conduct was neither unlawful (in the case of criminal proceedings) nor inconsistent with the best interests of the Company. With respect to legal proceedings by or in the right of the Company in which a director or officer is adjudged liable for improper performance of his duty to the Company or another enterprise which such person served in a similar capacity at the request of the Company, indemnification is limited by such provisions that amount which is permitted by the court.

     The Company will maintain officers' and directors' liability insurance which will insure against liabilities that officers and directors of the Company may incur in such capacities. The Company will also enter into indemnification agreements with its directors and officers.

     Reference is made to the Form of Underwriting Agreement filed as Exhibit
1.1 which provides for indemnification of the directors and officers of the Company signing the Registration Statement and certain controlling persons of the Company against certain liabilities, including those arising under the Securities Act.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     On           , 1998, the Company issued options to certain members of
management to purchase in the aggregate shares of Common Stock, subject to the consummation of the Offering. The average exercise price of the options is
$          . The transaction is exempt from registration under the Securities
Act pursuant to the exemption contained in Section 4(2) for transactions not involving a public offering.

     On           , the Company issued a stock dividend of           shares of
Common Stock to its sole Stockholder, American Banknote Corporation, subject to the consummation of the Offering. The transaction does not constitute a sale for the purposes of Section 2(3) of the Securities Act of 1993, as amended.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits


        1.1    Form of Underwriting Agreement*
        3.1    Form of Amended and Restated Certificate of Incorporation
        3.2    By-laws of the Company, as amended**
        4.1    Form of Common Stock Certificate
        5.1 Opinion of Paul, Hastings, Janofsky & Walker LLP as to the validity of the securities being registered*
        10.1   Form of Separation Agreement*
        10.2   Form of License Agreement*
        10.3   Form of Transitional Services Agreement*
        10.4   Form of Employment Agreement (Morris Weissman)*
        10.5   Form of Employment Agreement (Joshua C. Cantor)*
        10.6   Form of Employment Agreement (Richard P. Macchiarulo)*
        10.7   Form of Employment Agreement (Jeffrey N. Dugal)*
        10.8   1998 Stock Incentive Plan*
        10.9   Defined Contribution Plan*
        10.10  Production Agreement between Mastercard International
               Incorporated and the Company, dated as of February 1, 1996**+
        10.11  Employee Benefits Allocation Agreement*
        23.1 Consent of Paul, Hastings, Janofsky & Walker LLP (included in Exhibit 5.1)
        23.2   Consent of Deloitte & Touche LLP and Report on Financial
               Statement Schedule*
        24.1   Power of Attorney**


     (b) Financial Statement Schedules

         Schedule II -- Valuation and Qualifying Accounts

 * To be filed by amendment.

** Previously filed

 + Confidential treatment requested

ITEM 17.  UNDERTAKINGS

     (a) The Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) The Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act (sec. 230.424(b)(1) or (4) or sec. 230.497(h)) shall be deemed to be part of this Registration Statement as of the time the Commission declared it effective.

          (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement for the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 10, 1998.


                                      AMERICAN BANK NOTE HOLOGRAPHICS, INC.

                                      By:        /s/ JOSHUA C. CANTOR
                                         ---------------------------------------
                                               JOSHUA C. CANTOR, PRESIDENT


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:



                           NAME                                         TITLE                  DATE
                           ----                                         -----                  ----

          /s/ JOSHUA C. CANTOR, ATTORNEY-IN-FACT             Chairman of the Board and     June 10, 1998
  ------------------------------------------------------       Chief Executive Officer
                      MORRIS WEISSMAN                          (Principal Executive
                                                               Officer)

          /s/ JOSHUA C. CANTOR, ATTORNEY-IN-FACT             Vice President -- Finance     June 10, 1998
  ------------------------------------------------------       (Principal Financial and
                  RICHARD P. MACCHIARULO                       Accounting Officer)

                   /s/ JOSHUA C. CANTOR                      President and Director        June 10, 1998
  ------------------------------------------------------
                     JOSHUA C. CANTOR

                                                             Director
  ------------------------------------------------------
                      JOHN T. GORMAN

                                                                     SCHEDULE II

                     AMERICAN BANK NOTE HOLOGRAPHICS, INC.

                       VALUATION AND QUALIFYING ACCOUNTS
                 YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995
                                 (IN THOUSANDS)

                                                               ADDITIONS
                                                         ---------------------
                                           BALANCE AT    CHARGED TO   CHARGED
                                          BEGINNING OF   COSTS AND    TO OTHER                   BALANCE AT
              DESCRIPTION                     YEAR        EXPENSES    ACCOUNTS   DEDUCTIONS      END OF YEAR
              -----------                 ------------   ----------   --------   ----------      -----------
Year ended December 31, 1997:
  Allowance for doubtful accounts
     (deducted from accounts
     receivable)........................      $287          $899                    $811(1)         $375
                                              ====          ====                    ====            ====
  Allowance for obsolescence (deducted
     from inventory)....................      $265                                  $ 50            $215
                                              ====                                  ====            ====
Year ended December 31, 1996:
  Allowance for doubtful accounts
     (deducted from accounts
     receivable)........................      $130          $150                    $ (7)(2)        $287
                                              ====          ====                    ====            ====
  Allowance for obsolescence (deducted
     from inventory)....................      $322                                  $ 57            $265
                                              ====                                  ====            ====
Year ended December 31, 1995:
  Allowance for doubtful accounts
     (deducted from accounts
     receivable)........................      $160          $ 45                    $ 75(1)         $130
                                              ====          ====                    ====            ====
  Allowance for obsolescence (deducted
     from inventory)....................      $241          $ 81                                    $322
                                              ====          ====                                    ====

---------------

(1) Accounts deemed to be uncollectible, net of recoveries.

(2) Amount of recoveries exceeded amounts deemed uncollectible during year.

                                       S-1